Exhibit 2.1

SALE AND PURCHASE AGREEMENT

by and among

HL ACQUISITIONS CORP.,

CHI ENERGIE (SINGAPORE) PTE. LTD.,

AND

SILA ENERGY HOLDING LIMITED

Dated as of December 17, 2019

i

v

INDEX TO DEFINED TERMS

THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
DOES NOT CONSTITUTE A PART OF THE AGREEMENT

Term	Section
Acquired Company(ies)	1.1
Action	1.1
Additional Buyer SEC Reports	4.9(a)
Affiliate	1.1
Affiliated Persons	11.13
Agreement	Preamble
Ancillary Agreements	1.1
Annual Financials	3.7(a)(i)
Anti-Corruption Laws	1.1
Anti-Tax Evasion Laws	1.1
Associated Person	1.1
Assets	3.9
Audited Financial Statements	5.6
Business	1.1
Business Day	1.1
Buyer	Preamble
Buyer Audited Financial Statements	4.9(b)
Buyer Closing Cash	1.1
Buyer Closing Certificate	8.1
Buyer Committee	2.6(a)
Buyer Financial Statements	4.9(b)
Buyer Indemnitees	9.2(a)
Buyer Material Contracts	4.8
Buyer Ordinary Shares	1.1
Buyer Rights	1.1
Buyer SEC Reports	4.9(a)
Buyer Shareholder Matters	6.1(a)
Buyer Shareholders	1.1
Buyer Warrants	1.1
Buyer Unaudited Financial Statements	4.9(b)
BVI Companies Act	Recitals
Certifications	4.9(a)
Class I Warrants	Preamble
Class II Warrants	Preamble
Closing	2.2
Closing Date	1.1
Closing Form 8-K	6.3(c)

Term	Section
Closing Press Release	6.3(c)
Co-Investment	6.18
Company	Preamble
Company Business Combination	5.3(a)
Company Intellectual Property Rights	1.1
Company Plan	3.14(a)
Company IP Registrations	3.11(b)
Company’s Knowledge	1.1
Company Ordinary Shares	1.1
Compensation	1.1
Confidentiality Agreement	5.2(a)
Contemplated Transactions	1.1
Continental	1.1
Contractual Obligation	1.1
Converting Shareholders	6.10
Corporate Law	Recitals
Direct Claim	9.4
Disclosure Schedule	1.1
Disclosed Contracts	3.16(b)
Economic Sanctions Law	1.1
Effective Time	2.1(a)
Employee Plan	1.1
Encumbrance	1.1
Environmental Laws	1.1
Equity Interest	1.1
Escrow Agreement	2.8
Escrow Securities	1.1
Escrow Termination Date	2.8
Exchange Act	1.1
Extension Shareholders’ Meeting	6.19(c)
Extension Proposal	6.19(a)
Extension Proxy Statement	6.19(a)
Extraordinary General Meeting	6.1(a)
Final Prospectus	1.1
Financials	3.7(a)(ii)
Financing	6.14
Founder Agreement	2.5(a)
Founder Shares	1.1
Founders	1.1
GAAP	1.1
Governmental Authority	1.1
Government Order	1.1
Hazardous Substance	1.1
HSR Act	1.1
Inbound IP Contracts	3.11(c)

Term	Section
Indemnification Pool	1.1
Indemnified Persons	9.2(b)
Information Privacy and Security Laws	1.1
Intellectual Property Rights	1.1
Interim Financials	3.7(a)(ii)
IP Contracts	3.11(c)
IPO	1.1
Leased Real Property	3.10(a)
Legal Requirement	1.1
Losses	1.1
Material Adverse Effect	1.1
Minimum Cash Closing Condition	8.8
Most Recent Balance Sheet	3.7(a)(ii)
Most Recent Balance Sheet Date	3.7(a)(ii)
Nasdaq	1.1
Notice of Claim	9.3(a)
OFAC	1.1
Ordinary Course of Business	1.1
Organizational Documents	1.1
Outbound IP Contracts	3.11(c)
Owned Real Property	3.10(a)
Party(ies)	Preamble
Permits	1.1
Permitted Encumbrance	1.1
Person	1.1
Personal Confidential Information	1.1
Pre-Closing Consents	3.25
Pre-Closing Tax Period	1.1
Projections	3.7(d)
Proxy Statement	6.1(a)
Purchase Consideration	1.1
Real Property	3.10(a)
Real Property Leases	3.10(a)
Recourse Theory	11.13
Redomestication	6.18
Representative	1.1
Reviewable Document	6.4(a)
Sale and Purchase	Recitals
Securities Act	1.1
Seller	Preamble
Seller Closing Certificate	7.1
Seller Indemnitees	9.2(b)
SFRS	1.1
Signing Form 8-K	6.3(a)
Signing Press Release	6.3(b)

Term	Section
Singapore Companies Act	Recitals
Subsidiary	1.1
Survival Period	9.7(e)
Straddle Period	6.17(d)
Tax(es)	1.1
Tax Return	1.1
Taxing Authority	1.1
Termination Date	10.1(b)
Third Party Action	9.3
Third Party Business Combination	5.3(b)
Transfer Taxes	1.1
Trust Agreement	4.13
Trust Fund	4.13
Unit Purchase Options	1.1
UPO Amendment Agreement	2.5(b)
Warrant Amendment Agreement	6.1(c)
Warrantholders Approval	6.1(c)
Warrantholders Meeting	6.1(c)

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of December 17, 2019, by and among HL Acquisitions Corp., a British Virgin Islands business company (“Buyer”), Chi Energie (Singapore) Pte. Ltd., a limited private company organized and existing under the laws of the Republic of Singapore (the “Company”), and Sila Energy Holding Limited (“Seller”). The Buyer, Company and Seller are sometimes referred to individually as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1.1 of this Agreement.

recitals

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Companies Act, 2004 of the British Virgin Islands (the “BVI Companies Act”), the Companies Act of the Republic of Singapore (the “Singapore Companies Act” and together with the BVI Companies Act, the “Corporate Law”) and other applicable Legal Requirements, the Parties intend to enter into a business combination transaction by which Seller will sell to Buyer all of the outstanding equity interests of the Company in exchange for Buyer Ordinary Shares, Class I Warrants, and Class II Warrants as provided by this Agreement (the “Sale and Purchase”).

WHEREAS, the board of directors, board of managers, or other similar body of each of Buyer, Seller, and the Company have each approved and declared advisable this Agreement, the Sale and Purchase, and the other transactions contemplated hereby.

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS.

Section 1.1. Definitions. In addition to the other terms defined throughout this Agreement, the following terms will have the following meanings when used in this Agreement:

“Acquired Company(ies)” means the Company, each of its direct and indirect Subsidiaries, and each Person in which the Company owns a direct or indirect Equity Interest.

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Ancillary Agreements” means the Escrow Agreement, Warrant Amendment Agreement and the Registration Rights Agreement.

“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, Indonesia’s Law No. 31 of 1999 on the Eradication of Criminal Acts of Corruption, the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, and any other Legal Requirement which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Anti-Tax Evasion Laws” means (a) any Legal Requirement prohibiting fraudulent or dishonest failure to pay any amount of Tax to the relevant Taxing Authority within any applicable time limit for the payment of such Tax without incurring interest and/or penalties, or claims for any relief, and (b) any Legal Requirement prohibiting the facilitation of Tax Evasion, and in each case including Republic of Indonesia Law No. 14 of 2002 on Tax Court and Republic of Indonesia Law No. 16 of 2009 on General Provision of Tax and its accompanying regulations.

“Associated Person” means, in relation to an Acquired Company, a Person (including any director, commissioner, employee, agent, or subsidiary) who performs or has performed services for or on behalf of the Acquired Company.

“Business” means the business conducted by the Acquired Companies as of the date hereof.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer Closing Cash” means Buyer’s cash after deducting all amounts to be paid to Converting Shareholders pursuant to Section 6.10(a)(ii)(A) and after adding all amounts raised by or on behalf of Buyer pursuant to Section 6.14.

“Buyer Ordinary Shares” means the ordinary shares of Buyer.

“Buyer Rights” means the rights of Buyer, each right automatically exchangeable for one-tenth (1/10) of one Buyer Ordinary Share at the Closing, upon the terms and conditions set forth in the Rights Agreement entered into between Buyer and Continental on June 27, 2018 (“Rights Agreement”).

“Buyer Shareholders” means the holders of Buyer Ordinary Shares.

“Buyer Warrants” means the warrants of Buyer, each warrant exercisable for one Buyer Ordinary Share at a price of $11.50, beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date, upon the terms and conditions set forth in the Warrant Agreement entered into between Buyer and Continental on June 27, 2018 (“Warrant Agreement”).

“Class I Warrants” means three-year warrants to purchase Buyer Ordinary Shares at an exercise price of $10.33 per share, in a form to be mutually agreed upon in substance reasonable and customary for transactions of a similar nature.

“Class II Warrants” means three-year warrants to purchase Buyer Ordinary Shares at an exercise price of $15.00 per share, in a form to be mutually agreed upon in substance reasonable and customary for transactions of a similar nature.

“Closing Date” means the date on which the Closing actually occurs.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Acquired Companies.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that Ajay Khandelwal has actual knowledge of the fact or other matter at issue.

“Company Ordinary Shares” means the ordinary shares of the Company.

“Compensation” means, with respect to any employee, officer or consultant of the Acquired Companies, all salaries, compensation, remuneration, bonuses or benefits (including severance and issuances or grants of Equity Interests), made by any Acquired Company to or for the benefit of such Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Sale and Purchase and the other transactions described in the recitals to this Agreement, (b) the execution, delivery and performance of the Ancillary Agreements, and (c) the payment of fees and expenses relating to such transactions.

“Continental” means Continental Stock Transfer & Trust Company, the Buyer’s transfer agent, rights agent and warrant agent.

“Contractual Obligation” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, or sublicense that is in effect, to which or by which such Person is a party.

“Data Room” means the online data room established by the Seller for the purposes of the Contemplated Transactions.

“Disclosure Schedule” means the disclosure schedule to this Agreement.

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United Nations, the European Union or any member state thereof, the United Kingdom, the Monetary Authority of Singapore, the Ministry of Commerce and Industry of the Indian Government, or any other international or multinational economic sanctions authority which is applicable to the Contemplated Transactions.

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan, (b)  provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation right or (c) any other material deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements).

“Encumbrance” means any mortgage, pledge, lien, security interest, attachment or other similar encumbrance (other than, in the case of a security, any restriction on the transfer of such security arising solely under Legal Requirements).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution, protection, investigation, or restoration of the environment or natural resources, (c) the manufacture, handling, transport, use, presence, treatment, storage or disposal of Hazardous Substances, (d) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, Environmental Protection and Management Act (Chapter 94A) of Singapore, the Hazardous Waste (Control of Export, Import and Transit) Act (Chapter 122A) of Singapore, and the Environmental Public Health Act (Chapter 95) of Singapore.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person.

“Escrow Securities” means 116,250 of the Buyer Ordinary Shares included in the Purchase Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means Buyer’s Final Prospectus dated June 27, 2018.

“Founders” means the holders of the Founder Shares.

“Founder Shares” means the Buyer Ordinary Shares issued to Buyer’s shareholders prior to Buyer’s IPO.

“GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

“Governmental Authority” means any government of any nation, state, city, locality or other political subdivision thereof, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, decision, verdict or award made, issued or entered by or with any Governmental Authority.

“Hazardous Substance” means any pollutant, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, or a contaminant or toxic or hazardous material, substance or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Pool” means an aggregate of 116,250 Buyer Ordinary Shares.

“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the privacy, data protection, transfer or security of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the European Union General Data Protection Regulation, other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IPO” means Buyer’s initial public offering of units consummated on July 2, 2018.

“Legal Requirement” means any federal, state or local or other law, statute, standard, ordinance, decree, permit, authorization, code, rule or regulation.

“Losses” means any and all claims, losses, damages, liabilities, judgments, settlements, costs and expenses, including reasonable attorneys’ fees and disbursements.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of the Acquired Companies, individually or taken as a whole, or (b) a material adverse effect on the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement, excluding, in the case of (a) and (b), any effect resulting from, relating to or arising from: (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, GAAP or SFRS (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Acquired Companies by any Governmental Authority commencing from and after the date hereof, (iv) general conditions in the industries in which the Acquired Companies operate, or (v) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; provided, however, in the case of the foregoing clauses (i), (ii), (iii), and (iv), in the event that the Acquired Companies, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Acquired Companies operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Acquired Companies may be taken into account in determining whether there has been a Material Adverse Effect.

“Nasdaq” means the Capital Market of the Nasdaq Stock Market.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the memorandum and articles of association, constitution, certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Permits” means, with respect to any Person, any license, permit or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established, in accordance with GAAP or SFRS, on the financial statements, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business and not delinquent, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Acquired Companies, (d) covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title to the property or asset to which they relate, but which do not adversely affect in any material respect the value of the property or asset to which they relate or materially impair the ability of an Acquired Company to use or operate the property or asset to which they relate in substantially the same manner as it was used or operated prior to the Closing Date, (e) liens to secure landlords, lessors or renters under leases or rental agreements, (f) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (g) purchase money security interests and other vendor security for the unpaid purchase of goods and Encumbrances securing rental payments under capital lease arrangements, (h) title of a lessor under any capital or operating lease, (i) licenses in Intellectual Property Rights granted in the Ordinary Course of Business, (j) de minimis Encumbrances that arise by operation of law in the Ordinary Course of Business, and (k) Encumbrances listed on Section 1.1 of the Disclosure Schedule.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws or that is covered by the Payment Card Industry Data Security Standard.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Purchase Consideration” means an aggregate of (a) 775,000 Buyer Ordinary Shares, (b) Class I Warrants to purchase 3,000,000 Buyer Ordinary Shares and (c) Class II Warrants to purchase 4,000,000 Buyer Ordinary Shares.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933, as amended.

“SFRS” means Singapore Financial Reporting Standards as adopted by the Accounting Standards Council of Singapore.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any federal, state, local or other Governmental Authority responsible for the imposition, assessment or collection or administration of any Tax.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property recording, transfer, stamp, registration, documentary, recording or similar duties or similar taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.

“Unit Purchase Options” means the options to purchase an aggregate of 250,000 units of Buyer (with each unit containing one Buyer Ordinary Share, one Buyer Warrant, and one Buyer Right) issued to EarlyBirdCapital, Inc. (“EBC”) and its designees in connection with the IPO.

Section 1.2. Matters of Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” will mean “including, without limitation,” and (vi) the word “or” will be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes will include all regulations promulgated thereunder.

(d) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Party.

(e) References to documents being “made available” or “delivered” will mean that any such document was (i) delivered to the Buyer or (ii) posted as of 6:00 p.m. New York time on the date prior to the date of this Agreement in the Data Room maintained by Seller with respect to the Contemplated Transactions.

ARTICLE II
SALE AND PURCHASE AND RELATED MATTERS.

Section 2.1. The Contemplated Transactions. Subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporate Law, on the Closing Date, Seller shall sell, assign, transfer, and deliver, free and clear of all Encumbrances, all of the Company Equity Interests to Buyer (such time, the “Effective Time”). In consideration of the sale and transfer of the Company Equity Interests to Buyer, and upon transfer to Buyer of Seller’s certificate or certificates (if any) representing the Company Equity Interests, at the Effective Time, Buyer shall issue to Seller the Purchase Consideration (the Escrow Securities included as part of the Purchase Consideration to be held in escrow pursuant to Section 2.8 below).

Section 2.2. The Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at 7:00 a.m. New York time at the offices of Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, NY, 10174 on the second Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII and ARTICLE VIII hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by the Buyer and Seller. Subject to the provisions of ARTICLE X of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 2.3. Deliveries at Closing. At the Closing, each Party shall deliver or cause to be delivered all of the certificates, instruments, and other documents required to be delivered by such Party pursuant to ARTICLE VII or ARTICLE VIII, as applicable.

Section 2.4. Directors and Officers. Effective on the Closing Date, the directors and officers of the Buyer and Company, as applicable, shall be as set forth on Section 2.4 of the Disclosure Schedule.

Buyer Securities.

(a) Founder Shares. Simultaneously with the execution of this Agreement, Buyer and the Founders are entering into an agreement (the “Founder Agreement”) providing for the following to occur upon Seller’s demand:

(i) the termination, forfeiture, and cancellation of an aggregate of 200,000 Founder Shares immediately prior to the Effective Time and the issuance at the Effective Time of Class I Warrants to purchase 600,000 Buyer Ordinary Shares in exchange therefor; and

(ii) the forfeiture immediately prior to the Effective Time of an aggregate of up to 579,364 Founder Shares, with the number of Founder Shares to be forfeited to be determined as follows: the product of (A) 579,346 Founder Shares and (B) the quotient of (x) $50,000,000 less the Buyer Closing Cash divided by (y) $25,000,000. For the avoidance of doubt, (1) if the Buyer Closing Cash equals or exceeds $50,000,000, then no Founder Shares will be forfeited, and (2) if the Buyer Closing Cash is less than or equal to $25,000,000, then the Founders will forfeit 579,346 Founder Shares. Half of the Founder Shares forfeited pursuant to this subsection (ii) will be terminated and cancelled and the other half of such Founder Shares will be transferred to the Seller.

Immediately prior to the Effective Time, Buyer and the Founders shall jointly notify Continental, the escrow agent acting pursuant to the escrow agreement entered into with Buyer and the Founders on June 27, 2018, the aggregate number of Founder Shares that will be cancelled and the number of Founder Shares that will be transferred to the Seller pursuant to subsections (i) and (ii) above.

(b) Unit Purchase Options. Simultaneously with the execution of this Agreement, Buyer and EBC shall enter into an agreement (the “UPO Amendment Agreement”) pursuant to which EBC shall irrevocably cause to be terminated, forfeited and cancelled the Unit Purchase Options in consideration for the issuance at the Effective Time of 50,000 Buyer Ordinary Shares.

(c) Buyer Warrants. The Buyer Warrants shall be subject to adjustment as set forth in Section 6.1(c).

Section 2.5. Buyer Committee. Prior to the Closing, the board of directors of Buyer shall appoint a committee (“Buyer Committee”) consisting of one or more of its then members to act on behalf of Buyer to take all necessary actions and make all decisions after the Closing pursuant to this Agreement, the Escrow Agreement regarding Buyer’s right to indemnification pursuant to Article IX hereof, and such other matters related to the Contemplated Transactions as may be required after the Closing Date. In the event of a vacancy in the Buyer Committee, the board of directors of Buyer, or after the consummation of the Sale and Purchase, a majority of those Persons who served on Buyer’s board of directors immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of Buyer and who has not had any relationship with the Company prior to the Closing.

Section 2.6. Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Consideration all Taxes that Buyer may be required to deduct and withhold under any applicable Legal Requirement. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.7. Indemnification Escrow. As the sole remedy for the indemnity obligations set forth in Article IX, at the Closing, Buyer shall deposit in escrow the Escrow Securities in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between Buyer, Seller and Continental, as escrow agent, in a form to be mutually agreed upon in substance reasonable and customary for transactions of a similar nature (the “Escrow Agreement”). The Escrow Agreement shall provide that, on December 31, 2021 (the “Escrow Termination Date”), Continental shall release the Escrow Securities, less that portion of the Escrow Securities applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to Seller. Any Escrow Securities held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to the Seller promptly upon such resolution.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING
SELLER AND THE ACQUIRED COMPANIES.1

Seller and the Company, individually and on behalf of the Acquired Companies, each hereby represents and warrants to the Buyer as follows, in each case except as set forth on the Disclosure Schedule (with disclosures on one section of the Disclosure Schedule qualifying representations and warranties in non-corresponding sections of this ARTICLE IV to the extent their applicability is reasonably apparent on its face):

Section 3.1. Organization. Seller and each Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Acquired Companies is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases Real Property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. Each jurisdiction in which the Acquired Companies are so licensed or qualified are listed in Schedule 3.1. Each of the Acquired Companies has all requisite power and authority necessary to own, lease, operate and use its assets and carry on the Business as it has been and is now being conducted. Complete and correct copies of the Organizational Documents of each Acquired Company, as amended and currently in effect, have been made available to Buyer or Buyer’s counsel.

Section 3.2. Power and Authorization. Seller and each Acquired Company has all requisite power and authority necessary for, and has duly authorized by all necessary action, the execution, delivery and performance by it of this Agreement, each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and the consummation of the Contemplated Transactions. This Agreement and each Ancillary Agreement to which Seller or an Acquired Company is a party (a) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by Seller or such Acquired Company, as applicable and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against Seller or such Acquired Company, as applicable, in accordance with their respective terms.

1 NTD: Representations and warranties are subject to review/change due to ongoing due diligence investigation.

Section 3.3. Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) such additional governmental filings and approvals (if any) as are set forth on Section 3.3 of the Disclosure Schedule and (c) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing and which are set forth in Section 3.3 of the Disclosure Schedule, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of Seller or any of the Acquired Companies or in respect of any of the Acquired Companies for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by Seller or the Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Contemplated Transactions.

Section 3.4. Non-contravention. Neither the authorization, execution, delivery or performance by Seller or any of the Acquired Companies of this Agreement or any Ancillary Agreement to which it is (or, with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Contemplated Transactions, will:

(a) subject to compliance with the requirements specified in Section 3.3(a), (b) or (c) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to Seller or any of the Acquired Companies;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contract (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not delay or impair the ability of Seller or the Company to enter into this Agreement or any of the Ancillary Agreements or to consummate the Contemplated Transactions) or (ii) the Organizational Documents of Seller or any of the Acquired Companies;

(c) result in the creation or imposition of any material Encumbrance on any material asset of the Acquired Companies other than Permitted Encumbrances; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Disclosed Contract, including any “change of control” or similar provision.

Section 3.5. Capitalization.

(a) Authorized and Outstanding Equity Interests.

(i) As of the date hereof, the entire Equity Interests of the Company are as set forth on Section 3.5 of the Disclosure Schedule. All of the issued and outstanding Equity Interests of the Company have been duly authorized, are validly issued, free and clear of all Encumbrances, in compliance in all respects with all Legal Requirements, fully paid and non-assessable, have not been issued in violation of any preemptive or subscription rights, and are not subject to any preemptive or subscription rights that will survive the Closing Date. The Company has no issued or outstanding Equity Interests other than such Equity Interests that are that set forth on Section 3.5 of the Disclosure Schedule, and the Company does not hold any units of its Equity Interests in its treasury, in each case, as of the date hereof.

(ii) All of the issued and outstanding Equity Interests of the Company are held by Seller.

(iii) The Company has not granted any preemptive rights or other similar rights in respect of any Equity Interests in the Company, or any warrants, equity appreciation rights, phantom units, or other securities convertible into or exercisable or exchangeable for any Equity Interests in the Company. Except for the Contemplated Transactions, there is no Contractual Obligation to which the Company is party, or provision in the Organizational Documents of the Company, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company. There is no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any Equity Interests of the Company.

(iv) No Acquired Company has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of Equity Interests of the Company on any matter.

(v) No outstanding Equity Interests of the Company are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

(b) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Section 3.5 of the Disclosure Schedule. Except as set forth in Section 3.5 of the Disclosure Schedule, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, either directly or indirectly through one or more other Subsidiaries. All of the issued and outstanding Equity Interests of each Acquired Company have been duly authorized, are validly issued, fully paid and non-assessable, are not subject to any preemptive or subscription rights that will survive the Closing Date, and are not subject to any Encumbrances other than Permitted Encumbrances. As of the date hereof, all of the issued and outstanding Equity Interests of each Acquired Company are held, directly or indirectly, of record by the Person(s) and in the amounts set forth on Section 3.5 of the Disclosure Schedule. Each such Acquired Company has no issued or outstanding Equity Interests other than such Equity Interests that are that set forth on Section 3.5 of the Disclosure Schedule, and each Acquired Company does not hold any of its Equity Interests in its treasury, in each case, as of the date hereof. No Acquired Company has granted any preemptive rights or other similar rights in respect of any Equity Interests in such Acquired Company, (i) except for the Contemplated Transactions, there is no Contractual Obligation to which any Acquired Company is party, or provision in the Organizational Documents of any such Acquired Company, which obligates any such Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in such Acquired Company and (ii) no Acquired Company has granted any rights with respect to registration under the Securities Act of any Equity Interests in the Company. Except for its direct and indirect Equity Interests in the Acquired Companies, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

Section 3.6. Compliance. Each Acquired Company is in compliance with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, and the businesses and activities of each Acquired Company have not been and are not being conducted in violation of any Legal Requirements, except, in each case for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Acquired Companies individually or taken as a whole. No written notice of non-compliance with any material Legal Requirement has been received by Seller or any of the Acquired Companies (and neither Seller nor the Company have any Knowledge of any such notice delivered to any other Person). No Acquired Company is in violation of any term of any Contractual Obligation to which it is a party, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Companies individually or taken as a whole.

Section 3.7. Financial Matters.

(a) Financial Statements. The Buyer has been furnished with each of the following:

(i) the unaudited consolidated balance sheets of the Acquired Companies as of December 31, 2018 and December 31, 2017, and the related unaudited consolidated statements of income, cash flow and changes in stockholders’ equity of the Acquired Companies for the fiscal years then ended, accompanied by any notes thereto (collectively, the “Annual Financials”); and

(ii) the unaudited consolidated balance sheet of the Acquired Companies for the three- and six-month periods ended as of June 30, 2019 (respectively, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income of the Acquired Companies for the quarter then ended (the “Interim Financials” and, together with the Annual Financials, the “Financials”).

(b) Compliance with SFRS. The Financials (including any notes thereto) (i) accurately reflect in all material respects, (ii) have been prepared, in all material respects, in accordance with SFRS consistently applied, and (iii) fairly present, in all material respects, the consolidated financial position and results of operations of the Acquired Companies on the dates and for the periods specified herein, all in accordance with SFRS (subject, in the case of the Interim Financials, to the absence of statements of cash flows and stockholders’ equity and footnotes and, in each case, to year-end and periodic reclassifications and adjustments that are not expected to have a Material Adverse Effect). The Acquired Companies have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c) Absence of Undisclosed Liabilities. None of the Acquired Companies has any liabilities which are of a nature required by SFRS to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Most Recent Balance Sheet, (ii) liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date or in contemplation of the Contemplated Transactions or with respect thereto and (iii) liabilities that do not constitute a Material Adverse Effect.

(d) Projections. The projections with respect to the Acquired Companies that were delivered by or on behalf of the Acquired Companies to Buyer and its Representatives, including any statement with respect to projected revenues, costs, expenses and profits (the “Projections”), a copy of which are attached as Schedule 3.7(d) hereto, were prepared by the Acquired Companies based on reasonable and appropriate assumptions for projections of such kind and with respect to the Acquired Companies. The Projections are based upon an analysis of the data available to the Acquired Companies, after due inquiry, at the time of the Projections, and the Acquired Companies believe the information contained in the Projections is reasonably accurate.

(e) Auditor. The Company satisfies the “small company” exemption from the audit requirement of the Singapore Companies Act with respect to its Annual Financials. The Company has engaged Ernst & Young as its independent registered public accountants to audit the Annual Financials for inclusion in the Proxy Statement. To the Company’s Knowledge, Ernst & Young has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Acquired Companies within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(f) Controls. The Company has established and maintained a system of internal accounting controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financials for external purposes in accordance with SFRS.

Section 3.8. Absence of Certain Developments. From the Most Recent Balance Sheet Date to the date hereof, (a) there has not been any change, development, condition or event that constitutes a Material Adverse Effect, (b) the Business has been conducted in the Ordinary Course of Business (aside from steps taken in contemplation of the Contemplated Transactions), and (c) none of the Acquired Companies has taken any action that would have required the prior written consent of the Buyer under Section 5.1 if such action had been taken after the date hereof and prior to the Closing.

Section 3.9. Condition and Sufficiency of Assets. The Acquired Companies have good and valid title to, or a valid leasehold interest in, or adequate rights to use, all buildings, machinery, equipment, and other tangible assets which are necessary for the conduct of their business as currently conducted and are shown on the Interim Financial Statement or acquired after the Most Recent Balance Sheet Date (the “Assets”). The Assets are free and clear of all Encumbrances, except for Permitted Encumbrances, except for Assets disposed of in the Ordinary Course of Business since the Balance Sheet Date and except in the case of any non-owned Asset, for Encumbrances contained in the Contractual Obligation to use such Asset. Each Asset has been maintained in the Ordinary Course of Business, is in good operating condition subject to normal wear and tear, and is suitable for the purposes for which it is currently used.

Section 3.10. Real Property.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a list of the addresses of all real property (i) owned by any of the Acquired Companies the (“Owned Real Property”) or (ii) leased, subleased or licensed by any of the Acquired Companies the (“Leased Real Property,” and together with the Owned Real Property, the (“Real Property”)). Section 3.10(a) of the Disclosure Schedule also identifies (i) with respect to each Owned Real Property, the Acquired Company that is the owner of such Owned Real Property and (ii) with respect to each Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used the (“Real Property Leases”).

(b) The Acquired Companies have good and valid, fee simple title in and to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. There are no Contractual Obligations under which the Acquired Companies have granted to any Person other than the Acquired Companies the right of use or occupancy of any of the Real Property and there is no Person (other than any of the Acquired Companies) in possession of any of the Real Property. The Company has made available to the Buyer accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect. No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or impair the use of any Real Property.

Section 3.11. Intellectual Property.

(a) Non-Infringement. Except as set forth on Section 3.11(a) of the Disclosure Schedule: (i) no Acquired Company has received in writing any charge, complaint, claim, demand or notice alleging any material infringement, misappropriation, or violation of the Intellectual Property Rights of any third party, and (ii) the operation of the Business as is currently conducted does not infringe or misappropriate the Intellectual Property Rights of any third party. Except as set forth on Section 3.11(a) of the Disclosure Schedule, (x) the Company IP Registrations (as defined below) are not the subject of any challenge received in writing and (y) to the Company’s Knowledge, no Person is infringing upon any Company Intellectual Property Rights in any manner that would be reasonably expected to give rise to a Material Adverse Effect.

(b) Scheduled Intellectual Property Rights. Section 3.11(b) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, and domain names, owned by the Acquired Companies (collectively, the “Company IP Registrations”). Except for Company IP Registrations abandoned in the Ordinary Course of Business, each of the Company IP Registrations is valid and subsisting. Except as set forth on Section 3.11(b) of the Disclosure Schedule, one of the Acquired Companies exclusively owns and possesses all right, title and interest in and to the Company IP Registrations.

(c) IP Contracts. Section 3.11(c) of the Disclosure Schedule identifies each Contractual Obligation the loss or disruption of which may be reasonably expected to cause a Material Adverse Effect (i) under which any of the Acquired Companies use or license Intellectual Property Rights that any Person besides the Acquired Companies own other than off-the-shelf software (the “Inbound IP Contracts”) and (ii) under which any of the Acquired Companies have granted to any Person any right or interest in any Company Intellectual Property Rights (the “Outbound IP Contracts”) that materially affects the Acquired Companies’ use of or rights in any Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”).

(d) Company IP. Except as set forth on Section 3.11(d) of the Disclosure Schedule, and as would not be reasonably expected to have a Material Adverse Effect, the Acquired Companies own or otherwise have the right to use all Intellectual Property Rights required or necessary for the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances. No Company Intellectual Property Rights are subject to (i) any Action, Contractual Obligation, or Governmental Order that restricts the use, transfer or licensing thereof by the Acquired Companies (other than restrictions contained in the IP Contracts disclosed in Section 3.11(c) of the Disclosure Schedule), or (ii) which may affect the validity, use or enforceability of such Company Intellectual Property Rights, which could reasonably be expected to have a Material Adverse Effect on the Acquired Companies individually or taken as a whole.

(e) Data Privacy.

(i) To the Company’s Knowledge, there has not been a material data security breach or material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information owned, used, maintained, received, or controlled by or on behalf of any Acquired Company, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which such Acquired Company is subject.

(ii) The Acquired Companies’ collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Standards, and (iv) applicable privacy policies of the Acquired Companies. No Action is pending or, to the Company’s Knowledge threatened in writing against an Acquired Company relating to the processing or security of Personal Confidential Information.

Section 3.12. Permits. Each of the Acquired Companies has been duly granted all Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets, and all such Permits are in full force and effect, and no cancellation of any of the Permits is pending or to the Company’s Knowledge threatened, except where the failure to hold such Permits would not be reasonably expected to result in a Material Adverse Effect to the Acquired Companies individually or as a whole. None of the Acquired Companies is, in any material respect, in breach or violation of any Permit. The Contemplated Transactions will not cause the cancellation of, or require the consent of any Person with respect to, any Permit.

Section 3.13. Tax Matters.

(a) Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf (after giving effect to valid extensions), all Tax Returns required to be filed by it on or before the date of this Agreement. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Acquired Companies (whether or not shown on any Tax Return) have been paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return. To the best of the Company’s Knowledge, no claim has ever been made by a Tax Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Each of the Acquired Companies has (i) withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder and (ii) materially complied with all filings required with respect thereto.

(c) There is no outstanding audit or examination concerning any Tax Return referred to in Section 3.13(a) either (i) claimed, threatened, or raised in writing by a Taxing Authority, or (ii) as to which Seller and the directors and officers (and employees responsible for Tax matters) of the Acquired Companies has knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against the Acquired Companies, nor has any Acquired Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Acquired Companies have complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) No adjustment relating to any Tax Returns filed by an Acquired Company has been (i) proposed in writing, formally or informally, by any Governmental Authority, or (ii) as to which Seller and the directors and officers (and employees responsible for Tax matters) of the Acquired Companies has knowledge, and neither Seller nor any director or officer (or employee responsible for Tax matters) of any of the Acquired Companies expects any Tax Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(f) No power of attorney that has been granted by the Company with respect to a Tax matter is currently in effect.

(g) No Acquired Company has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only other Acquired Companies), and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise.

(h) None of the Acquired Companies is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only Acquired Companies are parties or (ii) that is Contractual Obligation entered into in the Ordinary Course of Business and not primarily related to Taxes.

(i) None of the Acquired Companies is currently subject to any Encumbrances, other than Permitted Encumbrances, imposed on any of its assets as a result of the failure or alleged failure of any Acquired Company to pay Taxes, and Seller has no knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Encumbrance.

(j) The Acquired Companies have no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the Business in the Ordinary Course of Business or (ii) would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, taken as a whole.

(k) Other than as disclosed in Section 3.13(k) of the Disclosure Schedule, as of the date hereof, Seller does not have any plan or intention of selling, transferring, exchanging, redeeming, or otherwise disposing of any Buyer Ordinary Shares, Class I Warrants, or Class II Warrants after the Closing Date.

Section 3.14. Employee Benefit Plans.

(a) Section 3.14(a) of the Disclosure Schedule lists all material Employee Plans that the Acquired Companies sponsor or maintain, or to which the Acquired Companies contribute or are obligated to contribute, in each case, for the benefit of current or former employees (each a “Company Plan”). With respect to each Company Plan, the Company has made available to the Buyer accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b) Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. To the Company’s Knowledge there are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Company Plan.

(c) No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(d) There are no plans or commitments to establish any new Company Plan, or to modify any Company Plan, except as set forth in this Agreement or the Ancillary Agreements.

(e) Except as set forth in Schedule 3.14(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any manager, member of the board of managers, director, officer, executive, employee, or consultant of an Acquired Company under any Company Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.15. Environmental Matters. Except as set forth in Section 3.15 of the Disclosure Schedule, (a) the Acquired Companies are in material compliance with all applicable Environmental Laws, (b) there has been no release of any material amount of any Hazardous Substance by an Acquired Company on or upon any site (including soils, groundwater, surface water, air, buildings, or other structures) currently owned, leased or otherwise operated or used by the Acquired Companies, or formerly owned, leased, or otherwise operated or used by the Acquired Companies and arising out of the Acquired Company’s activities during the period of ownership, occupation, lease, operation, or use, or to the Company’s Knowledge during any prior period, (c) the Acquired Companies have not received any written notice, demand, letter, claim or request for information alleging that any Acquired Company may be in violation of or liable under any Environmental Law, and (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by any of the Acquired Companies, except for the storage of hazardous waste in compliance with Environmental Laws.

Section 3.16. Contracts.

(a) Section 3.16 of the Disclosure Schedule lists each of the following Contractual Obligations to which any Acquired Company is bound:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the sale of products or services or for the purchase of products or services which will, by its terms, extend over a period of more than one (1) year after the date hereof;

(ii) any Contractual Obligation pursuant to which a partnership or joint venture was established;

(iii) any Contractual Obligation made other than in the Ordinary Course of Business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any Asset of the Acquired Company or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Acquired Company;

(iv) any Contractual Obligation under which an Acquired Company has permitted any Asset to become, or to become subject to, an Encumbrance (other than by a Permitted Encumbrance);

(v) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than a Company Plan) in excess of $1,000,000 per year;

(vi) any collective bargaining agreement with any labor union;

(vii) any Contractual Obligation containing covenants that (A) restrict any Acquired Company from any solicitation, hiring or engagement of any Person or the solicitation of any customer or (B) limit the freedom of any Acquired Company or any Affiliate thereof to engage in any line of business or compete with any Person;

(viii) any outstanding general or special powers of attorney executed by or on behalf of an Acquired Company;

(ix) any Contractual Obligation under which an Acquired Company has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, members, officers, managers, members of the board of managers, or employees, other than in the Ordinary Course of Business;

(x) any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment of consideration in excess of $2,000,000 per annum over the remaining life of such Contractual Obligation, other than (A) any Contractual Obligation that is terminable by an Acquired Company at will without material liability and on less than ninety (90) days’ notice and (B) purchase orders received in the Ordinary Course of Business;

(xi) any guaranty by an Acquired Company or any Affiliate of any obligation of another, other than in the Ordinary Course of Business and in excess of $2,000,000; and

(xii) any obligation to register any Equity Interests with any Governmental Authority.

(b) The Company has made available to the Buyer copies of each Contractual Obligation listed on Section 3.16 of the Disclosure Schedule that are accurate and complete, in each case, as amended or otherwise modified and in effect. Each Contractual Obligation required to be disclosed on Section 3.16 of the Disclosure Schedule (the “Disclosed Contracts”) is in full force and effect and is enforceable against each party to such Contractual Obligation. None of the Acquired Companies nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract.

Section 3.17. Related Party Transactions. To the Company’s Knowledge, no Affiliate of any of the Acquired Companies: (a) has any material interest in any Asset owned or leased by any of the Acquired Companies or used in connection with the Business, (b) is indebted to the Acquired Companies, or (c) is engaged in any material transaction, arrangement, or understanding with any of the Acquired Companies, other than through the ownership of Equity Interests as disclosed in Schedule 3.5 or payments made to, and other Compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business.

Section 3.18. Labor Matters.

(a) There have been no strikes, work slowdowns, work stoppages or lockouts between any employees of any of the Acquired Companies, on the one hand, and any of the Acquired Companies, on the other hand. None of the Acquired Companies is a party to any collective bargaining agreement or other labor union contract, and no employee of any of the Acquired Companies is represented by a labor union with respect to such employment. To the Company’s Knowledge, there has been no organizational effort made or threatened by any labor union to organize any employees of any of the Acquired Companies.

(b) True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current executive officers of the Acquired Companies has been provided to Buyer in Section 3.18 of the Disclosure Schedule. Other than as set forth in Section 3.18 of the Disclosure Schedule, each employee of the Acquired Companies is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by law or in any applicable employment agreement, and there are no agreements or understandings between any Acquired Company and any of its employees that their employment will be for any particular period. None of the executive officers or key employees of any Acquired Company has given written notice of any intent to terminate his or her employment with any Acquired Company within the twelve (12)-month period following the date hereof.

(c) The Acquired Companies are in compliance with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and no Acquired Company is liable for any arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Companies taken as a whole. All amounts that an Acquired Company is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid, and the Acquired Companies do not have any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period. There are no pending, or to the Company’s Knowledge, threatened in writing, Actions against an Acquired Company by any employee in connection with such employee’s employment or termination of employment by such Acquired Company.

Section 3.19. Litigation; Governmental Orders. There is no pending or, to the Company’s Knowledge, threatened, Action to which any of the Acquired Companies is a party (either as plaintiff or defendant) or to which its Assets are subject. No Governmental Order has been issued that is applicable specifically to any of the Acquired Companies or their respective Assets. No allegations of sexual harassment have been made against any officer, manager, director, executive employee, or managing member of the Acquired Companies which could reasonably be expected to result in a Material Adverse Effect with respect to the Acquired Companies.

Section 3.20. Insurance. Section 3.20 of the Disclosure Schedule sets forth a list of the material insurance policies that cover the Acquired Companies. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. The Company has made available to the Buyer true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, none of the Acquired Companies is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received. The coverages provided by such insurance policies are believed by Seller and the Company to be reasonably adequate in amount and scope for the Acquired Companies’ business and operations, including any insurance required to be maintained by Disclosed Contracts.

Section 3.21. Brokers. Except as set forth in Section 3.21 of the Disclosure Schedule, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Seller or any Affiliate in connection with this Agreement or the transactions contemplated hereby, and neither Seller nor any Acquired Company has entered into any agreement with any person which will result in the obligation of Buyer to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the transactions contemplated hereby.

Section 3.22. Restrictions on Business Activities. There is no Contractual Obligation or Governmental Order binding upon any Acquired Company or its Assets or to which such Acquired Company is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of such Acquired Company, any acquisition of property by such Acquired Company, or the conduct of business by such Acquired Company as is currently conducted, other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Acquired Companies individually or taken as a whole.

Section 3.23. Anti-Corruption Matters.

(a) None of the Acquired Companies nor any of their officers, directors, employees, or Associated Persons, or any other Person acting on behalf of an Acquired Company has engaged in any activity or conduct that has resulted or will result in the violation of any Anti-Corruption Laws, any Anti-Tax Evasion Laws, or any Economic Sanctions Laws.

(b) The Acquired Companies have in place adequate procedures to prevent violation of any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws by their officers, directors, employees, or Associated Persons in accordance with any applicable statutory or other guidance and generally accepted industry standards.

(c) To the Company’s Knowledge, (i) no Acquired Company nor any of its officers, directors, employees, or Associated Persons, or any other Person acting on behalf of an Acquired Company, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws, (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) there are no circumstances likely to give rise to any such investigation, inquiry, litigation, or proceedings.

Section 3.24. Certain Provided Information. The information relating to the Acquired Companies supplied by the Company or its Affiliates or Representatives for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement, or any amendment or supplement thereto (to the extent the contents of the same documents has been made known to the Seller, the Company or its Affiliates, is first distributed to the holders of Buyer Ordinary Shares or at the time of the Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 3.25. Consents. Section 3.25 of the Disclosure Schedule sets forth a list of all Contractual Obligations to which any of the Acquired Parties are a party which require a consent, approval, or waiver, whether of an Affiliate or Third Party, in connection with the Contemplated Transactions (the “Pre-Closing Consents”).

Section 3.26. Board Approval. The board of managers or other similar entity of each of Seller and the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Contemplated Transactions in accordance with the Organizational Documents thereof.

Section 3.27. Exclusivity of Representations2. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the representations and warranties made by Seller and the Company in this ARTICLE III are the sole and exclusive representations and warranties made to the Buyer in connection with this Agreement or the Contemplated Transactions, and Seller and the Company each hereby disclaim any other express or implied representations or warranties, whether written or oral, statutory or otherwise, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purposes of the Business or the Assets of the Acquired Companies.

Section 3.28. Survival of Representations and Warranties. The representations and warranties of Seller and the Company, individually and on behalf of the Acquired Companies, set forth in this Agreement shall survive the Closing as set forth in Section 9.1.

2 NTD: Insert any additional necessary industry specific reps following diligence.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Seller as follows, in each case except as set forth on the Disclosure Schedule (with disclosures on one section of the Disclosure Schedule qualifying representations in non-corresponding sections of this ARTICLE IV to the extent their applicability is reasonably apparent on its face):

Section 4.1. Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.

Section 4.2. Power and Authorization. Buyer has all requisite power and authority necessary for, and has duly authorized by all necessary action on the part of Buyer, the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and the consummation of the Contemplated Transactions. This Agreement and each Ancillary Agreement to which Buyer is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Buyer and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against Buyer in accordance with its terms.

Section 4.3. Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) such additional governmental filings and approvals (if any) as are set forth on Section 4.3 of the Disclosure Schedule and (c) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing, no action by (including any authorization, consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of Buyer for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Contemplated Transactions by Buyer.

Section 4.4. Non-contravention. Neither the authorization, execution, delivery, or performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party nor the consummation of the Contemplated Transactions will, in any material respects:

(a) subject to compliance with the requirements specified in Section 4.3(a), (b) or (c), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to Buyer;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Buyer (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not delay or materially impair the ability of Buyer to enter into this Agreement or any of the Ancillary Agreements or to consummate the Contemplated Transactions), or (ii) the Organizational Documents of Buyer;

(c) result in the creation or imposition of any material Encumbrance on any material asset of the Buyer other than Permitted Encumbrances; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Contractual Obligation of Buyer, including any “change of control” or similar provision.

Section 4.5. Capitalization. Section 4.5 of the Disclosure Schedule sets forth the authorized, issued, and outstanding Equity Interest of Buyer. Other than as set forth in Section 4.5 of the Disclosure Schedule or as contemplated in this Agreement and the Ancillary Agreements, (a) Equity Interests of the Buyer are reserved for issuance upon the exercise of outstanding options, warrants, convertible notes, debentures, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or other convertible or exchangeable securities, (b) there are no subscriptions, options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any Equity Interest, or obliging Buyer to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement, (c) there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreement or understanding to which Buyer is a party or by which Buyer is bound with respect to any Equity Interest of Buyer, (d) no outstanding ordinary shares or convertible or exchangeable securities of Buyer is unvested or subject to a repurchase option, risk of forfeiture, or other similar condition under any applicable agreement with Buyer. All outstanding Equity Interests have been, and the Buyer Ordinary Shares to be issued in connection with the Contemplated Transactions, upon issuance, will be, duly authorized and validly issued, free and clear of all Encumbrances, in compliance in all respects with all Legal Requirements and all requirements set forth in any applicable Organizational Documents or Contractual Obligation to which Buyer is a party or is otherwise bound, or pursuant to any subscriptions, options, warrants, equity securities, calls, rights (including preemptive rights) commitments or any similar rights, and are or, upon issuance will be, fully paid and nonassessable.

Section 4.6. Buyer Subsidiaries. Buyer has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 4.7. Litigation. There is no pending or, to the Buyer’s Knowledge, threatened, Action to which Buyer is a party (either as plaintiff or defendant) or to which its assets are subject which is reasonably expected to be materially adverse to the operations of Buyer. To the Buyer’s Knowledge, no Governmental Order has been issued that is applicable specifically to Buyer or its material assets. To the Buyer’s Knowledge, no allegations of sexual harassment have been made against any officer or director of Buyer.

Section 4.8. Buyer Material Contracts. Section 4.8 of the Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Buyer is a party (the “Buyer Material Contracts”), other than any such Buyer Material Contract that is listed as an exhibit to Buyer’s annual report on Form 10-K for the year ended December 31, 2018.

Section 4.9. Buyer SEC Reports and Financial Statements.

(a) The Buyer has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act or the Securities Act since Buyer’s formation to the date hereof (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Buyer SEC Reports”) and will have filed registration statements, reports, schedules, forms, statements and other documents required to be filed subsequent to the date hereof through the Closing Date (collectively, including all exhibits thereto, the “Additional Buyer SEC Reports”). All Buyer SEC Reports, Additional Buyer SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Buyer) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Buyer has heretofore furnished to Seller true and correct copies of all amendments and modifications that have not been filed by the Buyer with the SEC to all agreements, documents and other instruments that previously had been filed by the Buyer with the SEC and are currently in effect. The Buyer SEC Reports were, and the Additional Buyer SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. No Buyer SEC Reports contained, and no Additional Buyer SEC Reports will contain, in each case, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Buyer or the Buyer SEC Reports. To the knowledge of Buyer, as of the date hereof, (i) none of the Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer SEC Report. The Certifications are each true and correct. The Buyer maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of the Buyer has filed with the SEC on a timely basis all statements required with respect to Buyer by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.9(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b) The audited financial statements of Buyer (“Buyer Audited Financial Statements”) and unaudited interim financial statements of Buyer (“Buyer Unaudited Financial Statements” and, together with the Buyer Audited Financial Statements, the “Buyer Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Buyer SEC Reports, or to be included in the Additional Buyer SEC Reports, (x) complied, or will comply, as to form in all material respects with, and in the case of Buyer Financial Statements filed following the date hereof will comply with, the published rules and regulations of the SEC with respect thereto, (y) were prepared, or will be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10 Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and (z) fairly present, and in the case of Buyer Financial Statements filed following the date hereof, will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes), in all material respects the financial position of Buyer and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. The Buyer has no off-balance sheet arrangements that are not disclosed in the Buyer SEC Reports. No financial statements other than those of the Buyer are required by GAAP to be included in the consolidated financial statements of the Buyer.

(c) The books of account, minute books and transfer ledgers and other similar books and records of Buyer have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Buyer Financial Statements, the accounts and notes receivable of Buyer reflected in the Buyer Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, (iii) are not subject to any valid set-off or counterclaim to which Buyer has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any Actions or proceedings brought by or on behalf of Buyer as of the date hereof.

Section 4.10. Absence of Certain Developments. Except as set forth in the Buyer SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that has been materially adverse to Buyer; (b) the Buyer’s business and related operations have been conducted in all material respects in the Ordinary Course of Business (aside from steps taken in contemplation of the Contemplated Transactions); or (c) the Buyer has not taken any action that would have required the prior written consent of Seller under Section 5.2(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 4.11. Employees; Employee Benefit Plans.

(a) Other than any former officers or as described in the Buyer SEC Reports, the Buyer has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by the Buyer’s officers and directors in connection with activities on the Buyer’s behalf in an aggregate amount not in excess of the amount of cash held by Buyer outside of the Trust Fund, the Buyer has no unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, the Buyer does not currently, and does not plan or have any commitment to, maintain, sponsor, contribute to or have any direct liability under any Employee Plans.

Section 4.12. Fairness Opinion; Board Approval. Buyer has received an opinion from its financial advisor in connection with the Contemplated Transactions that the consideration to be paid by Buyer for the Acquired Companies is fair, from a financial point of view, to Buyer and its stockholders. Ajay Khandelwal did not participate in the vote of Buyer’s board of directors with respect to the Contemplated Transactions. Buyer’s board of directors has, as of the date of this Agreement, unanimously (after the recusal of Ajay Khandelwal) (i) declared the advisability of the Contemplated Transactions and approved this Agreement and the Contemplated Transactions, (ii) determined that the Contemplated Transactions are in the best interests of the Buyer Shareholders, and (iii) determined that the fair market value of the Acquired Companies is equal to at least 80% of the balance in the Trust Fund (excluding taxes payable and deferred underwriting commissions). Other than the approval of the Buyer Shareholder Matters and the Warrantholders Approval, no other corporate proceedings on the part of the Buyer are necessary to approve the consummation of the Contemplated Transactions.

Section 4.13. Trust Fund. As of December 4, 2019, the Buyer had approximately $56.6 million held in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Buyer and Continental, dated as of June 27, 2018 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 6.10 hereof and the Trust Agreement.

Section 4.14. Business Activities. Since formation, Buyer has not conducted any business activities other than activities in connection with its organization or directed toward the accomplishment of a business combination. Except as set forth in Organizational Documents, there is no Contractual Obligation or Governmental Order binding upon Buyer, or to which Buyer is a party, which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice Buyer (including following the Closing), other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a material adverse effect on Buyer.

Section 4.15. Title to Assets. Subject to the restrictions on use of the Trust Fund set forth in the Trust Agreement, the Buyer owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by the Buyer in the operation of its business and which are material to the Buyer, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 4.16. Affiliate Transactions. Except as described in the Buyer SEC Reports, no Contractual Obligation between the Buyer, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of Buyer (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contractual Obligation that is not material to the Buyer.

Section 4.17. Buyer Listing. The issued and outstanding Buyer Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “HCCH”. The issued and outstanding Buyer Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCCHR”. The issued and outstanding Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCCHW”. There is no Action pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer by Nasdaq or the SEC with respect to any intention by such entity to deregister the Buyer Ordinary Shares or terminate the listing of the Buyer on Nasdaq. None of the Buyer or any of its Affiliates has taken any action in an attempt to terminate the registration of the Buyer Ordinary Shares under the Exchange Act.

Section 4.18. Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to Buyer Shareholders or at the time of the Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.19. No Brokers. Except as set forth in Section 4.19 of the Disclosure Schedule, Buyer does not have any liability of any kind to, and is not subject to any claim of, any broker, finder, or agent with respect to the Contemplated Transactions.

Section 4.20. Exclusivity of Representations. The representations and warranties made by the Buyer in this ARTICLE IV are the sole and exclusive representations and warranties made to Seller and the Company in connection with this Agreement or the Contemplated Transactions, and the Buyer hereby disclaims any other express or implied representations or warranties, whether written or oral, statutory or otherwise.

Section 4.21. Survival of Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall survive the Closing as set forth in Section 9.1.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1. Operation of the Business by the Acquired Companies and Buyer.

(a) Conduct of the Business Generally. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Seller and the Company (on its behalf and on behalf of each Acquired Company) and Buyer shall, except to the extent that Buyer (in the case of a request by the Company or Seller) or Seller (in the case of a request by Buyer) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 5.1Error! Reference source not found. hereto or as contemplated by this Agreement, carry on its business in the Ordinary Course of Business and in compliance with all applicable Legal Requirements and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

(b) Specific Prohibitions. Except as required or permitted by the terms of this Agreement or as set forth in Schedule 5.1 hereto, without the prior written consent of Buyer (in the case of a request by the Company or Seller) or an Acquired Company (in the case of a request by Buyer) (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Seller and the Company (on its behalf and on behalf of each Acquired Company), and Buyer shall not do any of the following:

(i) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(ii) Abandon, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any material Intellectual Property Rights or enter into grants to transfer or license to any Person future patent rights, other than in the Ordinary Course of Business, provided that in no event shall the Acquired Companies license on an exclusive basis or sell, transfer, or otherwise dispose of or abandon any Intellectual Property Rights or material assets of the Acquired Companies;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interest (other than any such dividend or distribution by an Acquired Company to the Company or another such Acquired Company), or split, combine or reclassify any Equity Interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interest;

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interest of an Acquired Company or Buyer;

(v) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interest or any securities convertible into or exchangeable for Equity Interests, or subscriptions, rights, warrants or options to acquire any Equity Interests or any securities convertible into or exchangeable for Equity Interests, or enter into other agreements or commitments of any character obligating it to issue any such Equity Interests or convertible or exchangeable securities;

(vi) Amend its Organizational Documents;

(vii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Buyer or the Company, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the Ordinary Course of Business, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such Party;

(ix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates in the Ordinary Course of Business), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or an Acquired Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(x) Increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of any of the Acquired Companies (other than (A) any increase adopted in the Ordinary Course of Business or (B) any increase in benefits or Compensation required by Legal Requirements or required pursuant to the terms of an existing Employee Plan, an existing employment, consulting, change of control, severance or similar agreement, or any transaction bonus agreement with any current or former director, officer, employee or consultant), or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan

(xi) Enter into any employment contract or collective bargaining agreement (other than in the Ordinary Course of Business consistent with past practice);

(xii) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the Ordinary Course of Business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Financials or in the Buyer SEC Reports, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Buyer is a party or a beneficiary, as applicable;

(xiii) Except in the Ordinary Course of Business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any Disclosed Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xiv) Except as required by law, GAAP, or SFRS, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(xv) Except in the Ordinary Course of Business consistent with past practices or except on terms substantially similar to any of the draft contracts disclosed in the Data Room, incur or enter into any Contractual Obligation requiring such Party to pay in excess of $1,000,000 in any 12 month period;

(xvi) Make, revoke, amend, or rescind any Tax elections or compromise with any Tax Authority, execute any waiver of restrictions on assessment or collection of any Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(xvii) Form or establish any Subsidiary except in the Ordinary Course of Business consistent with prior practice or as contemplated by this Agreement;

(xviii) Make capital or operating expenditures in excess of previously budgeted amounts;

(xix) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (B) such distributions or advancements by an Acquired Company to the Company or another Acquired Company

(xx) other than as in the Ordinary Course of Business (A) open any facility or enter into any material new line of business that is materially different from the Business or (B) close any facility or discontinue any material line of business or any material business operations; or

(xxi) Agree in writing or otherwise agree or commit to take any of the actions described in Section 5.1(b)(i) through (xx) above.

Section 5.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, dated April 11, 2019, 2019 (the “Confidentiality Agreement”), by and between Seller and an affiliate of the Buyer with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference as if each of the Buyer and Seller were deemed a “Party” thereunder and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 9.2 hereof.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with ARTICLE X, Seller and the Company will permit the Buyer to have reasonable access (at reasonable times and upon reasonable notice and subject to any restrictions contained in confidentiality agreements to which any of the other Acquired Companies is subject) to Representatives of the Acquired Companies and to premises, properties, books, records (including Tax records) and contracts of the Acquired Companies, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements. Buyer will afford Seller and its Representatives to have reasonable access (at reasonable times and upon reasonable notice) to Representatives of the Buyer and to premises, properties, books, records (including Tax records) and contracts of the Buyer, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements.

Section 5.3. Exclusivity.

(a) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE X, except in connection with a Financing, Seller and the Company will not (and will not cause or permit the other Acquired Companies or their respective Affiliates or Representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, any merger, sale of ownership interests or material assets of an Acquired Company, or a recapitalization, share exchange, or similar transaction with respect to an Acquired Company (collectively, a “Company Business Combination”). In addition, the Company will, and will cause each of its Subsidiaries and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Business Combination. Seller will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Buyer if Seller or any Acquired Company, or, to the Company’s Knowledge, any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide Buyer with a copy of such inquiry, proposal, offer or submission.

(b) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE IX, except in connection with a Financing, the Buyer will not (and will not cause or permit its Affiliates or Representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, any merger, sale of ownership interests or material assets of any Person (other than the Acquired Companies), or a recapitalization, share exchange, or similar transaction with respect to any Person (other than the Acquired Companies) (collectively, a “Third Party Business Combination”). In addition, Buyer will, and will cause its Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Third Party Business Combination. Buyer will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Seller if it or any of its Representatives receives any inquiry, proposal, offer or submission with respect to a Third Party Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement.

Section 5.4. Certain Financial Information. Within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Buyer unaudited consolidated financial statements for such month.

Section 5.5. Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide Buyer and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and the financial information furnished pursuant to Section 5.4 hereof and (b) reasonably cooperate with any reviews performed by Buyer or its Representatives of any such Financials or such information.

Acquired Companies Audited Financial Statements. Promptly after the date of this Agreement, Seller shall use commercially reasonable efforts to deliver consolidated audited financial statements of the Acquired Companies to Buyer for the same time periods as the Annual Financial Statements, together with an opinion of the Company’s auditing firm and all notes thereto (“Audited Financial Statements”). The Audited Financial Statements shall comply as to form in all material respects, and were prepared in accordance, with SFRS (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall be accompanied by a reconciliation to GAAP, and shall fairly present in all material respects the financial position of each of the Acquired Companies at the date thereof and the results of their operations and cash flows for the period therein indicated.

Section 5.6. Access to Records After Closing. For a period of two (2) years after the Closing Date, the Buyer will cause the Acquired Companies to provide Seller and its Representatives with reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by such parties in connection with matters relating to or affected by the operations of the Acquired Companies prior to the Closing Date. Such access will be afforded by the Acquired Companies upon receipt of reasonable advance notice and during normal business hours. If the Acquired Companies will desire to dispose of any such books and records prior to the expiration of such two-year period, the Acquired Companies will, prior to such disposition, notify Seller and give Seller and its Representatives a reasonable opportunity to segregate and remove such books and records as such parties may select.

Section 5.7. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Sale and Purchase and the other Contemplated Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VII or ARTICLE VIII, as applicable, to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Contemplated Transactions. In connection with and without limiting the foregoing, Buyer, on the one hand, and Seller and the Company, on the other hand, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Sale and Purchase, this Agreement or any of the Contemplated Transactions, use its commercially reasonable efforts to enable the Sale and Purchase and the other Contemplated Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Buyer or the Company to agree to any divestiture by itself or any of its Affiliates of Equity Interests or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, and Equity Interests, or the incurrence of any liability or expense.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Proxy Statement; Extraordinary General Meeting.

(a) As soon as is reasonably practicable after receipt by Buyer from the Acquired Companies of all financial and other information relating to the Acquired Companies as Buyer may reasonably request for its preparation, Buyer shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (“Proxy Statement”) to be used for the purpose of soliciting proxies from holders of Buyer Ordinary Shares to vote in favor of (i) the adoption of this Agreement and the approval of the Contemplated Transactions, (ii) the election of seven members of Buyer’s board of directors, and (iii) the approval of the following differences between Buyer’s Amended and Restated Memorandum and Articles of Association currently in effect and Buyer’s Second Amended and Restated Memorandum and Articles of Association to be effective from and after the Closing (1)  Article Sixth will be removed so that the existence of Buyer shall be perpetual and all SPAC-related provisions that will no longer be applicable to Buyer following the Closing will no longer be present, (2) the name of Buyer will be amended to reflect the business of the Buyer following the Closing and (3) such other differences as mutually agreed upon (the matters set forth in clauses (i) through (iii) being referred to herein as the “Buyer Shareholder Matters”), and (iv) such other matters as mutually agreed upon by the Parties, at a meeting of holders of Buyer Ordinary Shares to be called and held for such purpose (the “Extraordinary General Meeting”). The Proxy Statement shall also include such information as necessary for its use as contemplated by Section 6.1(c) below. The Acquired Companies shall furnish to Buyer all information concerning the Acquired Companies as Buyer may reasonably request in connection with the preparation of the Proxy Statement. Seller and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing the preliminary Proxy Statement prior to its filing with the SEC and any other amendments or documents filed with the SEC and Buyer shall not file any documents with the SEC without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall consider the comments of Seller in good faith. Buyer, with the assistance and written approval of Seller, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be approved by the SEC as promptly as practicable. Buyer shall also take any and all actions required to satisfy the requirements of the Exchange Act. Each of Buyer and the Acquired Companies shall make themselves available as reasonably requested to by the other party for meetings with existing or prospective investors in order to obtain approval of the Buyer Shareholder Matters. Buyer will advise Seller promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; and (G) requests by the SEC for additional information.

(b) As soon as practicable following the approval for distribution of the Proxy Statement by the SEC, Buyer shall distribute the Proxy Statement to the holders of Buyer Ordinary Shares and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with the BVI Companies Act and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Contemplated Transactions and the other matters presented for approval or adoption at the Extraordinary General Meeting, including, without limitation, the matters described in Section 6.1(a).

(c) As soon as practicable following the approval for distribution of the Proxy Statement, Buyer shall distribute the Proxy Statement to the holders of Buyer Warrants and, pursuant thereto, shall call an extraordinary general meeting of the holders of the Buyer Warrants in accordance with the BVI Companies Act (“Warrantholders Meeting”) and, subject to the other provisions of this Agreement, solicit proxies from such holders of the Buyer Warrants to vote in favor of the adoption (“Warrantholders Approval”) of the Warrant Amendment Agreement between Buyer and Continental in a form to be mutually agreed upon in substance reasonable and customary for transactions of a similar nature (“Warrant Amendment Agreement”), which, if adopted, shall cause each outstanding Buyer Warrant to represent the right to receive 0.1 Buyer Ordinary Shares upon the Closing Date.

(d) Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the BVI Companies Act in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extraordinary General Meeting and the Warrantholders Meeting. Without limiting the foregoing, Buyer shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of Buyer Ordinary Shares, and as of the date of the Extraordinary General Meeting and Warrantholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Buyer shall not be responsible for the accuracy or completeness of any information relating to the Acquired Companies or any other information furnished by Seller or an Acquired Company for inclusion in the Proxy Statement). If, at any time prior to the Closing, Seller discovers any information, event or circumstance relating to the Acquired Companies, their Business or any of their Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then Seller shall promptly inform Buyer of such information, event or circumstance and Buyer shall promptly file an amendment or supplement to the Proxy Statement containing such information (after providing Seller with a reasonable opportunity to comment and obtaining the prior written consent of Seller).

(e) Buyer, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Buyer Ordinary Shares vote in favor of the adoption of this Agreement and the approval of the Contemplated Transactions and that the holders of the Buyer Warrants vote in favor of the adoption of the Warrant Amendment Agreement, and shall otherwise use reasonable best efforts to obtain the approval of the Buyer Shareholder Matters and the Warrantholder Approval. Neither Buyer’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Acquired Companies), or propose to withdraw (or modify in a manner adverse to the Acquired Companies), the Buyer’s board of director’s recommendation that the holders of Buyer Ordinary Shares vote in favor of the adoption of this Agreement and the approval of the Contemplated Transactions.

(f) The Parties shall take all necessary action as follows:

(i) so that the persons listed on Schedule 2.4 of the Disclosure Schedule are elected and appointed to the positions of officers and directors of Buyer in the class indicated with respect to directors, and as members of the committees of the board of directors of Buyer, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed on Schedule 2.4 of the Disclosure Schedule is unable to serve, the Party appointing such Person, as indicated on such Schedule, shall designate a successor;

(ii) so that the person listed in Section f(ii) of Schedule 2.4 is appointed chief executive officer of Buyer;

(iii) so that the number of directors on the board of directors of Buyer is increased to seven (7);

(iv) so that two (2) officers and directors of Buyer are elected and appointed as nominated by the Founders to serve in such positions effective immediately after the Closing; and

(v) so that the remaining officers and directors of Buyer are elected and appointed without undue delay by common agreement of the Buyer and Seller.

(g) Notwithstanding the foregoing provisions of this Section 6.1, if on a date for which the Extraordinary General Meeting is scheduled, Buyer reasonably determines that the Sale and Purchase cannot be consummated for any reason, Buyer shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting, provided that Buyer continues to satisfy its obligations under Section 6.1(b) above.

Section 6.2. HSR Act. If required pursuant to the HSR Act, as promptly as practicable, Buyer and Seller (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities and (iii) shall each request early termination of any waiting period under the HSR Act. Buyer and Seller shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Authority concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any Action by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, no Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by the Buyer and Seller.

Section 6.3. Public Announcements.

(a) As promptly as practicable after execution of this Agreement, Buyer will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be approved in writing in advance by Seller.

(b) Promptly after the execution of this Agreement, Buyer and Seller will issue a mutually-agreed joint press release announcing the execution of this Agreement (“Signing Press Release”).

(c) At least five (5) days prior to Closing, Buyer shall deliver to Seller a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Acquired Companies and their accountant, and such other information that may be required to be disclosed with respect to the Contemplated Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Seller prior to submission to the SEC. Prior to Closing, Buyer and Seller shall prepare a mutually-agreed joint press release announcing the consummation of the transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Buyer shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Buyer shall file the Closing Form 8-K with the SEC.

Section 6.4. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Extension Proxy Statement, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, for which Section 6.2 applies) made by or on behalf of Buyer and/or Seller to any Governmental Authority in connection with Contemplated Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Buyer and Seller shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Buyer to be elected effective as of the Closing as contemplated by Section 6.4 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Contemplated Transactions.

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Buyer, on the one hand, or the Seller or an Acquired Company, on the other hand, the Buyer or the Seller, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document shall, following its filing, issuance or submission, thereafter be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Contemplated Transactions without further review or consent of the reviewing Party.

(d) Prior to the Closing Date (i) Buyer and Seller shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) Buyer and Seller shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. Buyer and Seller shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Buyer or Seller with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 6.4.

Section 6.5. No Buyer Securities Transactions. Neither Seller or the Company (on behalf of itself and the other Acquired Companies) nor any of its or their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Buyer prior to the time of the making of a public announcement regarding all of the material terms of the Contemplated Transactions. Seller and the Company shall use their best efforts to require the Acquired Companies and each of its and their officers, directors, employees, Affiliates and Representatives, to comply with the foregoing requirement.

Section 6.6. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, Seller and the Company, each on behalf of itself and each Acquired Company, acknowledges that it has read Buyer’s Final Prospectus and understands that Buyer has established the Trust Fund and that Buyer may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus. Seller and the Company each further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by the time period set forth in Buyer’s Organizational Documents, Buyer will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, Seller and the Company, for themselves and their members, equity holders, managers, managing members, directors, officers, employees, Representatives, Subsidiaries, and Affiliates, hereby waive all right, title, interest or claim of any kind against Buyer to collect from the Trust Fund any monies that may be owed to them by Buyer for any reason whatsoever, including but not limited to a breach of this Agreement by Buyer or any negotiations, agreements or understandings with Buyer (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided that: (a) nothing herein shall serve to limit or prohibit the Company’s or the Seller’s right to pursue a claim against the Buyer pursuant to this Agreement for legal relief against monies or other assets of the Buyer held outside the Trust Fund or for specific performance or other equitable relief in connection with the Contemplated Transactions and (b) nothing herein shall serve to limit or prohibit any claims that the Company or the Seller may have in the future pursuant to this Agreement against the Buyer’s assets or funds that are not held in the Trust Fund. Furthermore, Buyer shall not execute any definitive agreement related to such business combination that (i) attempts to prevent Buyer from so filing or pursuing any such claim, or (ii) permits the Person that survives such combination not to assume Buyer’s obligation for damages in connection with this Agreement and the Transactions. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Buyer.

Section 6.7. Disclosure of Certain Matters. Each of Buyer, Seller, and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading or which would prevent it from consummating the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be discussed under this Agreement, (c) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in ARTICLE VII or ARTICLE VIII, as applicable, will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of the Acquired Companies, or (e) would require any amendment or supplement to the Proxy Statement. The Parties shall have the obligation to supplement or amend the Disclosure Schedules being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement the Disclosure Schedules shall terminate on the Closing Date.

Section 6.8. Securities Listing. Buyer shall use its commercially reasonable best efforts to keep the Buyer Ordinary Shares and Buyer Warrants listed for trading on Nasdaq from the date hereof and through the Closing. After the Closing, Buyer and the Acquired Companies shall use commercially reasonable efforts to continue the listing for trading of the Buyer Ordinary Shares on Nasdaq.

Section 6.9. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Acquired Companies under Legal Requirement or as provided in the Organizational Documents of the Acquired Companies or in any indemnification agreements shall survive the Sale and Purchase and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, each of Buyer and the Acquired Companies shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Buyer and the Acquired Companies, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on Buyer’s board of directors after the Closing Date who served on the Company’s Board immediately prior to the Closing Date.

Section 6.10. Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in ARTICLE VII and ARTICLE VIII and provision of notice to Continental (which notice Buyer shall provide in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Buyer (i) shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the trust termination letter and (ii) shall use its best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Fund as directed in the trust termination letter, including all amounts payable to (A) to shareholders who elect to have their Buyer Ordinary Shares converted to cash in accordance with the provisions of Buyer’s Organizational Documents (“Converting Shareholders”), (B) for income Tax or other Tax obligations of Buyer prior to Closing, (C) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of Buyer, and (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to Buyer in connection with its operations and efforts to effect the Contemplated Transactions, and (b) thereafter, the Trust Fund shall terminate, except as otherwise provided therein. All liabilities and obligations of Buyer due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable as set forth herein.

Section 6.11. Expenses. Except as otherwise provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions.

Section 6.12. Certain Buyer Borrowings. Through the Closing, Buyer shall be allowed to borrow funds from its directors, officers, and/or shareholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Buyer in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing (or convertible into securities of Buyer in accordance with the terms of the promissory notes issued to evidence the borrowing, which terms have been set forth in the Final Prospectus).

Section 6.13. Registration Rights Agreement. At or prior to the Closing, Buyer shall execute and deliver the Registration Rights Agreement in a form to be mutually agreed upon in substance reasonable and customary for transactions of a similar nature, pursuant to which, among other things, Buyer will register for resale under the Securities Act Buyer Ordinary Shares issued or issuable pursuant to this Agreement (including upon exercise of the Class I Warrants and Class II Warrants).

Section 6.14. Financing Cooperation. The Parties acknowledge and agree that, prior to Closing, (i) Buyer may seek additional equity or debt financing, including without limitation common equity, preferred equity, warrants, notes, debentures, or commercial credit, on such terms, including without limitation purchase price, redemption price, exercise price, conversion price, maturity date, dividend rate, interest rate and/or other economic terms, as are determined in good faith by the board of directors of Buyer, for the purpose of meeting the Minimum Cash Closing Condition and (ii) the Company may arrange for an aggregate of up to $2,000,000 for the purpose of advancing the Oman project or other Company development initiatives (collectively, a “Financing”), which Financing may be made contingent upon Closing. Subject to the foregoing, the Parties agree as follows:

(a) Each Party shall, and shall cause its Subsidiaries and Affiliates to, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ officers, directors, employees, accountants, representatives, agents and advisors to, cooperate with the other Party in connection with the arrangement, syndication and obtaining of a Financing as may be reasonably requested. Such cooperation shall include: (i) furnishing, or causing to be furnished to, the other Party and any Financing sources such information regarding the Company and its Subsidiaries, on the one hand, or the Buyer on the other hand, as may be reasonably requested, (ii) causing their respective management teams, with appropriate seniority and expertise, to participate in meetings, lender presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective lenders and ratings agencies, including direct contact between senior management and the actual and potential Financing sources and potential lenders or investors in the Financing, in each case, upon reasonable advance notice and at mutually agreed times, (iii) providing assistance (A) to prepare offering documents and other marketing materials of a type customarily used for the type of financing proposed and (B) to cooperate with marketing efforts for the Financing as reasonably requested and (iv) facilitating the execution and delivery at the Closing of definitive documents related to the Financing; provided, in each case in clauses (i) through (iv) above, that nothing in this Section 6.14 shall require cooperation to the extent that it would (A) cause any condition to Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement or (B) require a Party to take any action that would reasonably be expected to conflict with or violate any Legal Requirement, or result in the material contravention of, or result in a material violation or breach of, or material default under, any Disclosed Contract.

(b) The Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the marketing of the Financing; provided, that such logos are used solely in a manner that is not intended to or would reasonably be expected to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(c) Other than working capital loans made by the Founders to Buyer as provided for in Buyer’s Final Prospectus, neither Buyer, on the one hand, nor Seller or the Acquired Companies, on the other hand, shall enter into or consummate a Financing without the prior written consent of Buyer or Seller, as applicable, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that Seller shall be entitled to enter into or consummate the third party Financings without prior written consent of the Buyer provided that such Financing is on terms substantially similar to those set out in Schedule 6.14(c), or should that not be the case, if such Financing: (i) has the nature or elements of a loan or credit facility, it is on commercially reasonable terms customary for such loans or facilities, or (ii) has the nature or elements of an equity investment, it has an effective per-share price for Buyer Ordinary Shares of no less than the per share amount held in the Trust Fund on the Closing Date.

Section 6.15. Founder Agreement. Buyer shall use commercially reasonable efforts to cause the Founders to enter into the Founder Agreement.

Section 6.16. Unit Purchase Options. Buyer shall use commercially reasonable efforts to cause EBC to enter into the UPO Amendment Agreement.

Section 6.17. Certain Tax Matters.

(a) The Buyer and Seller will each be responsible for fifty percent (50%) of the Transfer Taxes in connection with the Contemplated Transactions, if any. Except for the liability for Transfer Taxes set forth in the previous sentence, Seller agrees that Buyer and the Company shall have no liability for, and Seller shall be responsible for, any Tax resulting from any action taken by Seller, the Acquired Companies (for the Pre-Closing Tax Period), any of their Affiliates or any of their respective Representatives with respect to the Business during the Pre-Closing Tax Period. Each of the Parties hereto will fully cooperate with the other Party with respect to the preparation and filing of any Tax Returns and other filings relating to any such Transfer Taxes as may be required.

(b) The Buyer will prepare or cause to be prepared all Tax Returns for the Acquired Companies that relate to (or include) any Pre-Closing Tax Period and that have not been filed as of the Closing Date. All such Tax Returns shall be prepared consistent with the past practice of the Acquired Companies unless a contrary treatment is required by an intervening change in the applicable Legal Requirements. Seller will be permitted to review and approve any such Tax Return relating solely to the Acquired Companies at least ten (10) calendar days prior to the due date for the filing thereof (taking into account proper extensions), such approval not to be unreasonably withheld, conditioned, or delayed, and the Buyer will make such changes to such Tax Returns as are reasonably requested by Seller. Seller will pay or cause to be paid the Taxes shown due on any such Tax Return (or, in the case of such a Tax Return relating to a Straddle Period, the portion of any such Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date, as determined in accordance with Section 6.17(f)), before the same shall become delinquent and before penalties accrue thereon, along with the reasonable costs, fees, and expenses incurred by Buyer in connection with the preparation of Tax Returns under this Section 6.17(b).

(c) Notwithstanding anything to the contrary in this Agreement (including in this Section 6.17) Seller will have no liability under this Agreement with respect to (and the Buyer will cause to be paid) (i) Taxes incurred by an Acquired Company, the Buyer or their respective Affiliates as a result of extraordinary actions outside of the ordinary course taken after the Closing (including the incurrence of indebtedness for borrowed money by an Acquired Company or the Buyer or its Affiliates in connection with the Contemplated Transactions) or (ii) Taxes incurred after the Closing Date.

(d) For purposes of this Agreement, in the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date will be deemed to be (i) in the case of any Taxes not based upon or related to income, gain, proceeds, sales, receipts, transactions or payments, the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (ii) in the case of any other Tax, the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) will be apportioned on a daily basis. Buyer shall have no liability under this Agreement for the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date, as determined in this subsection.

(e) The Parties agree that all losses, deductions, credits and any other Tax benefits available on account of the payment or incurrence by the Company prior to Closing, and the other transactions or payments contemplated by this Agreement will be reported in Pre-Closing Tax Periods (and otherwise treated as attributable to Pre-Closing Tax Periods) to the extent permitted by Legal Requirements.

(f) Before the Closing, the Seller will not, and after the Closing the Buyer will not (and neither Buyer nor Seller will cause the Acquired Companies to) without the prior written consent of the other Party: (i) make any amendment of any Tax Returns of the Acquired Companies to the extent such Tax Return relates to any Pre-Closing Tax Period, (ii) make any election that has retroactive effect to any Pre-Closing Tax Period, or (iii) take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of an Acquired Company, Buyer, or Seller, as applicable.

(g) The amount of any refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) or credits of Taxes (including any interest paid or credited with respect thereto) of, or with respect to, the Acquired Companies that are attributable or allocable to any Pre-Closing Tax Period will be payable by the Buyer to the Seller. If the amount of any refund of Taxes of the Acquired Companies that was paid to Seller is subsequently disallowed or reduced by any Governmental Authority then the Seller shall promptly pay to Buyer the amount of such Taxes incurred as a result of such disallowed or reduced refund or credit. The Buyer will cause the relevant Acquired Company to use reasonable efforts to file for and obtain any refunds or credits to which the Seller may be entitled hereunder. The Buyer will permit the Seller to control (at the Seller’s sole expense and sole discretion) the prosecution and content of any such refund or credit claim, including any position to be taken on such claim, so long as such prosecution, content, or position does not have the effect of increasing the Tax liability or reducing any Tax asset of an Acquired Company or Buyer.

(h) The Buyer will promptly furnish to the Seller such information as the Seller may reasonably request with respect to Tax matters during the Pre-Closing Period relating to the Acquired Companies, including by providing access to relevant books and records and making employees of the Buyer and the Acquired Companies available to provide additional information and explanation of any materials provided hereunder.

Section 6.18. Co-Investment. Buyer, Seller, and the Company shall use commercially reasonable efforts to jointly negotiate with the party listed on Schedule 6.14(c) mutually agreeable terms and conditions of a potential investment by such party in exchange for equity of the Company prior to the Closing or equity of the Buyer after the Closing (such investment, the “Co-Investment”).

Section 6.19. Buyer Redomestication. Within sixty (60) days after Closing, and subject to applicable provisions of the Corporate Law and approval by the Accounting and Corporate Regulatory Authority of Singapore, Buyer shall redomesticate as a Singapore public company limited by shares (“Redomestication”).

Section 6.20. Extension Proxy Statement.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Buyer shall prepare (with Seller’s and the Acquired Companies’ reasonable cooperation) and file with the SEC, a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the Buyer’s Amended and Restated Memorandum and Articles of Association to extend the time period for the Buyer to consummate a Business Combination (as defined in the Amended and Restated Memorandum and Articles of Association) from January 2, 2020 to March 2, 2020 (the “Extension Proposal”). The Buyer shall use its best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC, and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing but in any event no later than December 13, 2019.

(b) Each of the Buyer, Seller, and the Acquired Companies shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Extension Proxy Statement will, at the date it is first mailed to the holders of Buyer Ordinary Shares and at the time of the Extension Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Extension Shareholders’ Meeting any information relating to the Buyer, Seller, or Acquired Companies, or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Seller, Acquired Companies or the Buyer, which is required to be set forth in an amendment or supplement to the Extension Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the holders of Buyer Ordinary Shares.

(c) No later than December 13, 2019, the Buyer shall (i) cause the Extension Proxy Statement to be disseminated to holders of Buyer Ordinary Shares in compliance with applicable Legal Requirements, (ii) duly give notice of and convene and hold a meeting of its shareholders (the “Extension Shareholders’ Meeting”) in accordance with its Amended and Restated Memorandum and Articles of Association and the Nasdaq Listing Rules on a date no later than January 2, 2020, (iii) solicit proxies from the holders of Buyer Ordinary Shares to vote in favor of each of the Extension Proposal, and (iv) provide its shareholders with the opportunity to elect to effect a share redemption in accordance with the terms of the Buyer’s Amended and Restated Memorandum and Articles of Association. The Buyer shall, through its board of directors, recommend to its shareholders the approval of the Extension Proposal, and include such recommendation in the Extension Proxy Statement. The board of directors of the Buyer shall not withdraw, amend, qualify or modify its recommendation to the shareholders of the Buyer that they vote in favor of the Extension Proposal. To the fullest extent permitted by applicable Legal Requirements, (x) the Buyer’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting shall not be affected by any modification in the recommendation of its board of directors with respect to the Extension Proposal, (y) the Buyer shall establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting and submit for approval the Extension Proposal and (z) if the Buyer Extension Approval has not been obtained at any such Extension Shareholders’ Meeting, the Buyer shall promptly continue to take all such necessary actions and hold additional Extension Shareholders’ Meetings in order to obtain the Buyer Extension Approval.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS

OF THE BUYER AT THE CLOSING.

The obligation of the Buyer to consummate the Contemplated Transactions is subject to the fulfillment, or waiver by the Buyer, of each of the following conditions:

Section 7.1. Representations and Warranties. Each representation and warranty of Seller and the Company contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 6.7, on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 6.7, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Buyer shall have received a certificate with respect to the foregoing signed on behalf of Seller and Company signed by an authorized officer of each of Seller and Company (“Seller Closing Certificate”).

Section 7.2. Performance. Each of the Seller and the Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of Seller or the Company) does not, or is not reasonably expected to, constitute a Material Adverse Effect with respect to Seller or the Acquired Companies, and the Seller Closing Certificate shall include a provision to such effect.

Section 7.3. Secretary Certificate. Buyer shall have received a certificate of the secretary or equivalent officer of each of Seller and the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of Seller and the Company, respectively, authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of Seller and each Acquired Company from each state where it is organized, qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of Seller and the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

Section 7.4. Share Transfer Documents. Seller shall have delivered or cause to be delivered to the Buyer duly completed and executed share transfer forms in relation to all the Equity Interests of the Company, valid share certificates in respect of such Equity Interests in the name of the Buyer and any waivers, consents or other documents required to vest in the Buyer the full beneficial ownership of all the Equity Interests of the Company and enable the Buyer to procure them to be registered in the name of the Buyer or its nominee.

Section 7.5. No Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Material Adverse Effect that is ongoing.

Section 7.6. Buyer Shareholder Matters. At the Extraordinary General Meeting (including any adjournments thereof), the Buyer Shareholder Matters shall have been duly approved and adopted by the Buyer Shareholders by the requisite vote under the BVI Companies Act, the Buyer Organizational Documents and the Nasdaq rules and regulations.

Section 7.7. Warrant Amendment Approval. The Warrant Amendment Proposal shall have been approved by the holders of Buyer Warrants to adopt and effect the Warrant Amendment.

Section 7.8. Buyer Net Tangible Assets. Buyer shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing Date after giving effect to the exercise by the Converting Shareholders of their right to convert their Buyer Ordinary Shares held by them into a pro rata share of the Trust Fund in accordance with Buyer’s Organizational Documents.

Section 7.9. HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Sale and Purchase illegal or otherwise restraining, enjoining or prohibiting consummation of the Sale and Purchase on the terms and conditions contemplated by this Agreement.

Section 7.10. Insider Loans. (i) All outstanding material indebtedness owed to the Acquired Companies by Affiliates thereof shall have been repaid in full; (ii) all outstanding material guaranties and similar arrangements pursuant to which an Acquired Company has guaranteed the payment or performance of any obligations of any Affiliate to a third party shall have been terminated; and (iii) no Affiliate shall own any direct equity interests in any Acquired Company or in any other Subsidiary that utilizes in its name “Chi Energie”, or any derivative thereof.

Section 7.11. Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect.

Section 7.12. Ancillary Documents. Seller and the Company shall have executed and delivered, or caused to be executed and delivered, each Ancillary Document to which the Seller and the Company or any Acquired Company or any of its or their Affiliates is a party.

Section 7.13. Acquired Companies Financial Statements. Seller has provided to Buyer the Audited Financial Statements of the Acquired Companies set forth in Section 5.6 hereto and the Audited Financial Statements shall not be materially different from the Annual Financials.

Section 7.14. Co-Investment. Definitive documentation memorializing the terms and conditions of the Co-Investment shall have been executed and delivered, or the party listed on Schedule 6.14(c) shall have chosen not to make an investment proposal to the Company in due course or, if made, such proposal has been declined by the Company’s board.

ARTICLE VIII
CONDITIONS TO THE OBLIGATIONS OF

SELLER AND COMPANY AT CLOSING

The obligation of Seller and the Company to consummate the Contemplated Transactions is subject to the fulfillment, or waiver by the Seller, of each of the following conditions:

Section 8.1. Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 6.7, on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 6.7, on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Seller shall have received a certificate with respect to the foregoing signed on behalf of Buyer by an authorized officer of Buyer (“Buyer Closing Certificate”).

Section 8.2. Performance. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of Buyer) does not, or is not reasonably expected to, constitute a Material Adverse Effect with respect to Buyer (or, after the Closing, the Company and its Subsidiaries), and the Buyer Closing Certificate shall include a provision to such effect.

Section 8.3. Secretary Certificate. Seller shall have received a certificate of the secretary or equivalent officer of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of Buyer from the British Virgin Islands and from each jurisdiction where it is qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

Section 8.4. HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Sale and Purchase illegal or otherwise restraining, enjoining or prohibiting consummation of the Sale and Purchase on the terms and conditions contemplated by this Agreement.

Section 8.5. Buyer Shareholder Matters. At the Extraordinary General Meeting (including any adjournments thereof), the Buyer Shareholder Matters shall have been duly approved and adopted by the Buyer Shareholders by the requisite vote under the BVI Companies Act, the Buyer Organizational Documents and the Nasdaq rules and regulations.

Section 8.6. Warrant Amendment Approval. At the Warrantholders Meeting, the Warrant Amendment Proposal shall have been approved by the necessary holders of Buyer Warrants to adopt and effect the Warrant Amendment.

Section 8.7. Buyer Net Tangible Assets. Buyer shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing Date after giving effect to the exercise by the Converting Shareholders of their right to convert their Buyer Ordinary Shares held by them into a pro rata share of the Trust Fund in accordance with Buyer’s Organizational Documents.

Section 8.8. Trust Funds. The funds contained in the Trust Fund, less amounts paid and to be paid to Converting Shareholders pursuant to Section 6.10(a)(ii)(A), together with any funds raised by Buyer or in the Financing, shall equal or exceed $39,000,000 (the “Minimum Cash Closing Condition”).

Section 8.9. Ancillary Documents. Buyer shall have executed and delivered, or caused to be executed and delivered, each Ancillary Document to which Buyer or any of its Affiliates is a party.

Section 8.10. Resignations. All of the members of the board of directors of Buyer, and all officers of Buyer, shall have resigned from each of their positions and offices with Buyer effective as of the Closing, unless such Person is included on Schedule 2.4.

Section 8.11. Founder Agreement. Buyer and the Founders shall have consummated the Founder Agreement simultaneously with the Closing.

Section 8.12. UPO Amendment Agreement. Buyer and EBC shall have consummated the UPO Amendment Agreement simultaneously with the Closing.

Section 8.13. Co-Investment. Definitive documentation memorializing the terms and conditions of the Co-Investment shall have been executed and delivered, or the party listed on Schedule 6.14(c) shall have chosen not to make an investment proposal to the Company in due course or, if made, such proposal has been declined by the Company’s board.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Survival of Representations, Warranties, and Covenants. All of the representations, warranties, covenants, and agreements of Seller and the Acquired Companies, on the one hand, and of Buyer, on the other hand, contained herein shall survive the Closing and remain in full force and effect for the Survival Period, provided, that any indemnification claim made in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and shall survive until final resolution thereof.

Indemnification.

(a) Buyer’s Right to Indemnification. Subject to the terms and conditions of this ARTICLE IX, the Buyer and each of its respective Affiliates (“Buyer Indemnitees”) shall be indemnified, defended, and held harmless by the Seller from and against all Losses incurred by any Buyer Indemnitee by reason of, arising out of, or resulting from:

(i) the inaccuracy or breach of any representations and warranties of Seller or the Company; and

(ii) any non-fulfillment, breach, violation, or default by Seller or the Company of any of their respective covenants, agreements, or obligations contained in this Agreement.

(b) Seller’s Right to Indemnification. Subject to the terms and conditions of this ARTICLE IX, the Seller and each of its respective Affiliates (“Seller Indemnitees” and together with the Buyer Indemnitees, the “Indemnified Persons”) shall be indemnified, defended, and held harmless by the Buyer from and against all Losses incurred by any Seller Indemnitee by reason of, arising out of, or resulting from:

(i) the inaccuracy or breach of any representations and warranties of Buyer; and

(ii) any non-fulfillment, breach, violation, or default by Buyer of any of their respective covenants, agreements, or obligations contained in this Agreement.

(c) Limitation on Losses. In no event shall “Losses” recoverable under this Agreement be deemed to include (i) indirect, incidental or consequential damages, lost profits, business interruption, special or punitive damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, (ii) any damages caused by a change in law, administrative practice, the making of any legislation, the withdrawal of extra statutory concession previously made by any Taxation or revenue authority or published interpretation of the law, after the date of this Agreement including any increase in the rates of Taxation, or any imposition of Taxation or any withdrawal of relief from Taxation not in effect at the date of this Agreement whether or not the change purports to be effective retrospectively in whole or part, (iii) any damages caused by any change in GAAP or SFRS, or (iv) any damages caused by any change in the accounting policies or practices of the Buyer or any Acquired Company after the date of this Agreement.

(d) No Indemnification for Indemnitee’s Illegal or Unlawful Acts. Notwithstanding the other sections of this ARTICLE IX to the contrary, a Buyer Indemnitee shall not be entitled to indemnification of Losses arising from its own or another Buyer Indemnitee’s illegal, unlawful, or wrongful conduct or act, and a Seller Indemnitee shall not be entitled to indemnification of Losses arising from its own or another Seller Indemnitee’s illegal, unlawful, or wrongful conduct or act.

(e) Data Room Limitation. Seller shall not be liable in respect of a claim for Losses to the extent that the facts and circumstances giving rise to the claim for Losses are delivered to Buyer through the Data Room.

Section 9.2. Indemnification of Third Party Actions. The indemnification obligations and liabilities under this ARTICLE IX with respect to Actions brought against a Buyer Indemnitee by a Person other than the Acquired Companies, on the one hand, or brought against a Seller Indemnitee by a Person other than the Buyer (each, a “Third Party Action”) shall be subject to the following conditions:

(a) Buyer Committee will give the Seller, or the Seller will give the Buyer Committee, as applicable, written notice promptly after receiving notice of any Third Party Action or discovering the liability, obligation or facts giving rise to such Third Party Action, but in no event later than five (5) business days after receiving such notice or making such discovery (a “Notice of Claim”), which Notice of Claim shall set forth a reasonable detail regarding the nature of the Third Party Action and the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith).

(b) The Seller or Buyer Committee, as applicable, shall have the right, at its option and at its own expense, by written notice to the other, to assume the entire control of, subject to the right of Buyer Committee or Seller to participate in (at its own expense and with counsel of its choice), the defense, compromise or settlement of the Third Party Action as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Buyer Committee or Seller, as applicable, to be the lead counsel in connection with such defense. If the Seller or Buyer Committee, as applicable, elects to assume the defense of a Third Party Action, (i) such Person shall diligently and in good faith defend such Third Party Action and shall keep Buyer Committee or Seller, as applicable, reasonably informed of the status of such defense; provided, however, that Buyer Committee or Seller, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned, and (ii) Buyer Committee or Seller, as applicable, shall cooperate fully in all respects with the Seller or Buyer Committee, as applicable, in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and shall make available to the Seller or Buyer Committee, as applicable, all pertinent information and documents under its control. Notwithstanding the foregoing, the Seller or Buyer Committee shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Buyer Committee or Seller if (x) the Third Party Action relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation or (y) the Third Party Action seeks an injunction or equitable relief against an Indemnified Person. The Indemnified Person will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Action without the Seller’s or Buyer Committee’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), as applicable.

(c) Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Action by Seller against a Buyer Indemnitee, or by Buyer against a Seller Indemnitee, as applicable, and shall not affect the Seller’s or Buyer’s duty or obligations hereunder, except to the extent (and only to the extent that) such failure shall have adversely affected or prejudiced the ability of the Seller or Buyer, as applicable, to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Seller or Buyer is obligated.

(d) If the Seller or Buyer Committee, promptly after receiving a Notice of Claim, fails to defend such Third Party Action actively and in good faith, Buyer Committee or Seller, as applicable, at the reasonable cost and expense of the Seller or Buyer, as applicable, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Action as it may determine in its reasonable discretion, provided that the Seller or Buyer Committee, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed, or conditioned.

Section 9.3. Indemnification of Direct Claims. Any action on account of a Loss which does not result from a Third Party Action (a “Direct Claim”) shall be asserted by Buyer Committee by giving the Seller a Notice of Claim, or by Seller by giving the Buyer Committee a Notice of Claim, each in accordance with Section 9.3(a) (substituting “Direct Claim” for “Third Party Action” as applicable). Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Direct Claim and shall not affect the Seller’s or Buyer’s duty or obligations under this Article IX, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Seller or Buyer to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Seller or Buyer is obligated to be greater than such damages would have been had notice been promptly given hereunder. Seller or Buyer Committee, as applicable, and its representatives and advisors shall have twenty (20) calendar days after its receipt of the Notice of Claim to investigate the matter or circumstance alleged to give rise to the Direct Claim, and Buyer Committee or Seller, as applicable, shall reasonably assist such investigation by giving such information and access to persons or records as may be reasonably requested. If the Seller or Buyer Committee, as applicable, does not respond to the Claim Notice within such twenty calendar day period, Seller or Buyer Committee, as applicable, shall be deemed to have accepted the Direct Claim. If Seller or Buyer Committee, as applicable, rejects the Direct Claim, it shall, within such twenty calendar day period, notify Buyer Committee or Seller, as applicable, in writing of its rejection, specifying the factual or legal basis therefor, and the parties shall negotiate in good faith to resolve the Direct Claim. If the parties are unable to reach an agreement within ten (10) calendar days after receipt of such rejection notice, Buyer Committee or Seller, as applicable, shall be free to pursue such remedies as may be available to the Indemnified Person with respect to the Direct Claim, on the terms and subject to the provisions of this Agreement.

Section 9.4. Insurance Effect. To the extent that any Losses subject to indemnification pursuant to this ARTICLE IX are recoverable pursuant to contractual indemnification rights or other reimbursement arrangements pursuant to an insurance policy, the Indemnified Person shall use its commercially reasonable best efforts to obtain the maximum recovery under such insurance, contract or similar arrangement; provided that the Indemnified Person shall nevertheless be entitled to bring a claim for indemnification under this ARTICLE IX in respect of such Losses in accordance with this Agreement. If an Indemnified Person receives such insurance proceeds or indemnity or similar reimbursement arrangement prior to being indemnified with respect to such Losses under this ARTICLE IX, the payment under this ARTICLE IX with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity or similar reimbursement arrangement to the extent related to such Losses. The existence of a claim by an Indemnified Person for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If an Indemnified Person has received the payment required by this Agreement in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Seller or Buyer, as applicable, and shall pay to the Seller or Buyer, as applicable, as promptly as practicable after receipt (and in no event later than three (3) Business Days after receipt), a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

Section 9.5. Tax Effect. The calculation of any Loss subject to indemnification pursuant to this ARTICLE IX will be net of any Tax benefit recognized as a cash Tax refund actually received by, or a decrease in cash Taxes actually paid by, the Indemnified Person, to the extent such reduction in cash Tax liability, or increase in cash Tax refund, is actually realized in cash within the third Taxable year following the one in which such Loss subject to indemnification pursuant to this ARTICLE IX is paid or accrued. If an Indemnified Person has received the payment required by this Agreement in respect of any Loss and later receives such Tax benefit, then it shall hold such proceeds or other amounts in trust for the benefit of the Seller or Buyer, as applicable, and shall pay to the Seller or Buyer, as applicable, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received pursuant to this Agreement in respect of such Loss. In the event such Tax benefit is ultimately disallowed, Seller or Buyer, as applicable, shall pay, no later than fifteen (15) days following the date of such disallowance, to the Indemnified Person the amount by which such indemnity payment was reduced as a result of the Tax benefit taking such disallowance into account.

Section 9.6. Limitations on Indemnification.

(a) In no event shall Seller’s aggregate indemnification obligation under this Agreement exceed the Escrow Securities.

(b) In no event shall Buyer’s aggregate indemnification obligation under this Agreement exceed the Indemnification Pool.

(c) No amount shall be payable under this ARTICLE IX unless and until the aggregate amount of Losses otherwise payable by Buyer, on the one hand, or Seller, on the other hand, exceeds $2.5 million, in which case Buyer or Seller, as applicable, shall be liable for all Losses that so arise from the first dollar.

(d) Nothing in this Agreement restricts or limits the general obligation at law of each Indemnified Person to mitigate any Losses.

(e) The representations and warranties of the Parties shall survive the Closing for the period that ends on the date that is the earlier of (a) thirty (30) days after the Buyer files its Annual Report on Form 10-K for the fiscal year ending December 31, 2021 and (b) April 1, 2022 (the “Survival Period”). The covenants in this Agreement or any Ancillary Agreement to be performed prior to the Closing shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof (including with respect to any breach or alleged breach thereof), and the covenants in this Agreement or any Ancillary Agreement to be performed at or after the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the Party required to perform under such covenant to complete the performance required thereby.

(f) Notwithstanding anything in this Agreement to the contrary, the representations and warranties of Seller and the Acquired Companies in Section 3.13 and the provisions of Section 6.17 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 calendar days and shall not be subject to any limitation of liability set forth herein.

Section 9.7. Adjustment to Consideration. Amounts paid for indemnification under this ARTICLE IX shall be deemed to be an adjustment to the Purchase Consideration, except as otherwise required by Legal Requirements.

Section 9.8. Payments; Application of Escrow.

(a) Once a Loss payable to a Buyer Indemnitee is agreed to by Buyer Committee and the Seller, or finally adjudicated to be payable pursuant to this Article IX, the Buyer Committee and Seller shall issue joint instructions to Continental to apply all or a portion of the Escrow Securities, as appropriate, to satisfy the Loss. Continental will hold the remaining portion of the Escrow Securities until final resolution of all claims for indemnification or disputes relating thereto.

(b) Once a Loss payable to a Seller Indemnitee is agreed to by Buyer Committee and the Seller, or finally adjudicated to be payable pursuant to this Article IX, the Buyer shall promptly issue to the Seller Indemnitee such number of Buyer Ordinary Shares from the Indemnification Pool equal to the dollar value of the Loss, with such Buyer Ordinary Shares valued at a price per share equal to the reported closing sale price of the Buyer Ordinary Shares on Nasdaq on the preceding day.

Section 9.9. Disputes. In any action relating to a dispute of a claim made for indemnification pursuant to this Article IX (including claims made for payment of the Escrow Securities in accordance with the Escrow Agreement), the prevailing party shall be entitled to recover its reasonable attorney’s fees and other reasonable costs and expenses incurred in connection with such action from the other party.

Section 9.10. Provision of Information to the Seller. After providing a Claim Notice to Seller, the Buyer shall, and shall ensure that each Acquired Company shall:

(a) give Seller and its advisers such access as Seller reasonably requests to the personnel, records and information of each Acquired Company together with the right to examine and copy or photograph such assets, documents, records and information as Seller reasonably require upon receipt of reasonable advance notice and during normal business hours;

(b) subject to Seller entering into such hold harmless letters in favor of the statutory auditors as may reasonably be required, use commercially reasonable efforts to have the appointed and any former auditors of the Company and each Acquired Company make available to Seller and its advisers their audit working papers in respect of any audit of the accounts of the Company and the Acquired Companies relevant to the Claim Notice.

Section 9.11. Sums Recoverable from Third Parties.

(a) Where an Indemnified Person is or may be entitled to recover from any third party any sum in respect of any matter or event which is likely to give rise to Losses which are indemnifiable under this Article IX, the Indemnified Person shall use all reasonable efforts to recover that sum and before any steps are taken against Seller or Buyer, as applicable, under this Agreement in respect of such Losses (other than service of a Claim Notice). The Buyer Committee or Seller, as applicable, shall keep the other Party at all times fully and promptly informed of the conduct of such recovery. Any sum recovered by the Indemnified Person (less any reasonable out of pocket expenses incurred by or on behalf of the Indemnified Person in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the Loss by an equivalent amount.

(b) If recovery from the third party is delayed until after the claim for indemnification has been satisfied by Seller or Buyer, the Seller or Buyer, as applicable, shall be subrogated to all rights that the Indemnified Person has or would otherwise have in respect of the claim against the third party or, if subrogation is not possible, the Indemnified Person shall take all reasonable steps that Seller or Buyer, as applicable, reasonably requires to enforce such recovery. The Indemnified Person shall (subject to the remaining provisions of this subsection(b)) repay to Seller or Buyer, as applicable, the amount so recovered (less any reasonable out of pocket expenses incurred by or on behalf of the Indemnified Person in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered). If the amount so recovered exceeds the amount of all Losses indemnified, the Indemnified Person shall be entitled to retain the excess, but this shall be set-off against any future Losses.

Section 9.12. No Double Recovery. The Buyer or Seller shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any Loss. For this purpose, recovery by the relevant Acquired Company shall be deemed to be recovery by the Buyer.

ARTICLE X

TERMINATION

Section 10.1. Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) by either the Buyer or the Seller, if the Closing has not occurred on or before 5:00 p.m. ET on June 15, 2020 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to (i) Buyer if Buyer is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 8.1 or Section 8.2 would not be satisfied or (ii) to the Seller if either Seller or the Company are then in breach in any material respect of their respective obligations hereunder such that the closing conditions set forth in Section 7.1 or Section 7.2 would not be satisfied;

(c) by either the Buyer or Seller if a Governmental Authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions, which order or other action will have become final and nonappealable;

(d) by either the Buyer or the Seller if the Buyer Shareholder Matters are not approved or adopted by the Buyer Shareholders by the requisite vote under the BVI Companies Act and the Buyer Organizational Documents;

(e) by either the Buyer or the Seller if Buyer shall have less than $5,000,001 of net tangible assets immediately prior to or upon the Closing Date after giving effect to the exercise by the Converting Shareholders of their rights to convert the Buyer Ordinary Shares held by them into a pro rata share of the Trust Fund in accordance with Buyer’s Organizational Documents;

(f) by the Seller if (i) any of the representations and warranties of the Buyer contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.1 would not be satisfied or (ii) the Buyer will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.2 would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 8.2 or, (B) if curable, continues unremedied at the Termination Date or, if earlier, by the thirtieth (30th) day following such breach; provided that the right to terminate this Agreement pursuant to this Section 10.1(f) will not be available if Seller or the Company are in breach in any material respect of their respective obligations hereunder such that the closing conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; or

(g) by the Buyer if (i) any of the representations and warranties of Seller or the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 7.1 would not be satisfied or (ii) Seller or the Company will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.2 would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 7.2 or, (B) if curable, continues unremedied at the Termination Date or, if earlier, by the thirtieth (30th) day following such breach unless such breach is a breach of ARTICLE III or ARTICLE IV, in which case by the second (2nd) day following such breach; provided that the right to terminate this Agreement pursuant to this Section 10.1(g) will not be available if the Buyer is in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 8.1 or Section 8.2 would not be satisfied.

provided, that any Party desiring to terminate this Agreement will give written notice of such termination to the other Parties.

Section 10.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 10.1 above will be effective immediately upon (or, if the termination is pursuant to Section 10.1(g) or Section 10.1(h) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 10.2, this Agreement shall be of no further force or effect and the Sale and Purchase shall be abandoned, except for and subject to the following: (i) Section 5.2(a) (Confidentiality), Section 6.6 (No Claim Against Trust Fund), Section 6.11 (Expenses), this Section 10.2, Article III (Seller’s and Company’s Representations and Warranties), Article IV (Buyer’s Representations and Warranties), Article IX (Indemnification), and Article XI (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Seller or any of the Acquired Companies (prior to the Closing), to:

Sila Energy Holding Limited

D183, The Pinnacle,

DLF City Phase V

Golf Course Road,

Gurgaon 122009

India

Telephone: +91 96500 21365

Attention: Ajay Khandelwal

Email: ajay@chienergie.com

with a copy (which will not constitute notice) to:

Global Legal Solutions Group

37 Beach Road, #02-02

Singapore 189678

Attention: Margarita Slavina

Telephone: +65 6817 8202

Email: margarita.slavina@gls.global

If to the Buyer (or to any of the Acquired Companies after the Closing), to:

HL Acquisition Corp.

499 Park Avenue, 12th Floor

New York, NY 10022

Telephone: (212) 486-8100

Attention: Jeffrey E. Schwarz, Chief Executive Officer

Email: jschwarz@metrocap.com

with a copy (which will not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10174

Telephone: (212) 818-8800

Facsimile: (212) 818-8881

Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.

Email: dmiller@graubard.com; jgallant@graubard.com

Each of the Parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 11.1 to each of the other Parties hereto.

Section 11.2. Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and the Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.4. Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 11.5. Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 11.6. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 11.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 11.8. Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the Republic of Singapore, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.9. Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, City of New York, for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the Parties to this Agreement agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (i) prior to the completion of the Redomestication, such Party will bring such Action only in the federal or state courts located in the City of New York, and (ii) after the completion of the Redomestication, such Action will be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre then in effect, which rules are deemed to be incorporated by reference into this clause (b)(ii), the seat of the arbitration will be Singapore, the arbitration tribunal will consist of three arbitrators, and the official language of the arbitration will be English. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.10. Scope of Representations and Warranties. Inclusion of a matter on the Disclosure Schedule with respect to a representation or warranty which addresses matters being material or having a Material Adverse Effect will not be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on the Disclosure Schedule to this Agreement for purposes of information only. Information disclosed in any Disclosure Schedule will constitute a disclosure for all purposes under this Agreement to the extent it is reasonably apparent that the information is relevant for such other purposes, notwithstanding any reference to a specific section, and all such information will be deemed to qualify the entire Agreement and not just such section.

Section 11.11. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.12. Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Contemplated Transactions and without that right, none of the Parties would have entered into this Agreement. In furtherance of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, the Company and Seller shall be entitled to specific performance to cause Buyer to consummate the transactions contemplated hereby including to effect the Closing in accordance with ARTICLE II, on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) the Company or Seller have an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. To the extent any Party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action, or (ii) such other time period established by the court presiding over such Action.

Section 11.13. Non-Recourse. This Agreement may only be enforced against, and any Action that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise and whether sounding in contract, tort or otherwise), of this Agreement, including, without limitation, any representation or warranty made or alleged to have been made in, in connection with or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the Parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a Party hereto (including without limitation, (a) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or representative of, and any financial advisor or lender to (all above-described Persons in this subclause (a), collectively, “Affiliated Persons”) a party hereto or any Affiliate of such party, and (b) any Affiliated Persons of such Affiliated Persons but specifically excluding the parties hereto will have any liability whatsoever in respect of, based upon or arising out of any Recourse Theory. Without limiting the rights of any Party hereto against the other Parties hereto as set forth herein, in no event will any Party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Action under any Recourse Theory against any non-Party.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

BUYER:

HL ACQUISITION CORP.

By:	/s/ Jeffrey E. Schwarz
Name:	Jeffrey E. Schwarz
Title:	Chief Executive Officer

COMPANY:

CHI ENERGIE (SINGAPORE) PTE. LTD.

By:	/s/ Ajay Khandelwal
Name:	Ajay Khandelwal
Title:	Director

SELLER:

SILA ENERGY HOLDING LIMITED

By:	/s/ Ajay Khandelwal
Name:	Ajay Khandelwal
Title:	Director